                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-75723

PROSPECTUS SUPPLEMENT
(To prospectus dated April 30, 1999)

                                $15,000,000,000

                         LEHMAN BROTHERS HOLDINGS INC.

                          MEDIUM-TERM NOTES, SERIES F
                 DUE NINE MONTHS OR MORE FROM THE DATE OF ISSUE

                             GENERAL TERMS OF SALE

    The following terms will generally apply to the medium-term notes that we will sell from time to time using this prospectus supplement and the attached prospectus. Lehman Brothers Holdings will include information on the specific terms for each note in a pricing supplement to this prospectus supplement that Lehman Brothers Holdings will deliver to prospective buyers of any note. The maximum amount that Lehman Brothers Holdings expects to receive from the sale of the notes is between $14,906,250,000 and $14,981,250,000 after paying the agent commissions of between $12,500,000 and $62,500,000.

MATURITY:       9 months or more from the
                date of issue.

INDEXED NOTES:  Payments of interest or
                principal may be linked to
                the price of one or more
                securities, currencies,
                commodities or other goods.

REDEMPTION:     Terms of specific notes may
                permit or require redemption
                or repurchase at our option
                or your option.

RISKS:          Index and currency risks may
                exist.

INTEREST        Fixed, floating or zero
RATES:          coupon.

RANKING:        Senior notes are part of our
                senior indebtedness.

OTHER TERMS:    You should review
                "Description of the Notes"
                and the pricing supplement
                for other terms that apply
                to your notes.

                             ---------------------

    CONSIDER CAREFULLY THE INFORMATION UNDER "RISK FACTORS" BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                                LEHMAN BROTHERS

April 30, 1999

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
                                                PROSPECTUS SUPPLEMENT

Risk Factors...............................................................................................        S-3
Important Currency Information.............................................................................        S-6
Description of the Notes...................................................................................        S-6
Plan of Distribution.......................................................................................       S-29

                                                      PROSPECTUS

Prospectus Summary.........................................................................................          2
Use of Proceeds and Hedging................................................................................          6
Ratio of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends................................................................................          7
European Monetary Union....................................................................................          7
Description of Debt Securities.............................................................................          8
Description of Outstanding Preferred Stock.................................................................         14
Description of Offered Preferred Stock.....................................................................         15
Description of Depositary Shares...........................................................................         18
Book-Entry Procedures and Settlement.......................................................................         20
United States Federal Income Tax Consequences..............................................................         22
Plan of Distribution.......................................................................................         32
ERISA Considerations.......................................................................................         34
Legal Matters..............................................................................................         34
Experts....................................................................................................         34

                             ---------------------

    YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS AND ANY PRICING SUPPLEMENT. LEHMAN BROTHERS HOLDINGS HAS NOT, AND THE AGENT HAS NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. LEHMAN BROTHERS HOLDINGS IS NOT, AND THE AGENT IS NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AS WELL AS INFORMATION LEHMAN BROTHERS HOLDINGS PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE, IS ACCURATE AS OF THE DATE OF THE APPLICABLE DOCUMENT. LEHMAN BROTHERS HOLDINGS' BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                                  RISK FACTORS

CHANGES IN EXCHANGE RATES AND EXCHANGE CONTROLS COULD RESULT IN A SUBSTANTIAL
  LOSS TO YOU.

    An investment in foreign currency notes, which are notes denominated in a specified currency other than U.S. dollars, entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in an indexed note, on which all or a part of any payment due is based on a currency other than U.S. dollars, has significant risks that are not associated with a similar investment in non-indexed notes. The risks include, but are not limited to:

    - the possibility of significant market changes in rates of exchange between U.S. dollars and the specified currency,

    - the possibility of significant changes in rates of exchange between U.S. dollars and the specified currency resulting from official redenomination relating to the specified currency, and

    - the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments.

    These risks generally depend on factors over which Lehman Brothers Holdings has no control and which cannot be readily foreseen, such as:

    - economic events,

    - political events, and

    - the supply of, and demand for, the relevant currencies.

    In recent years, rates of exchange between the U.S. dollar and some foreign currencies in which Lehman Brothers Holdings' notes may be denominated and between these foreign currencies and other foreign currencies, have been volatile. This volatility may be expected in the future. Fluctuations that have occurred in any particular exchange rate in the past are not necessarily indicative, however, of fluctuations that may occur in the rate during the term of any foreign currency note. Depreciation of the specified currency of a foreign currency note against U.S. dollars would result in a decrease in the effective yield of the foreign currency note below its coupon rate and could result in a substantial loss to the investor on a U.S. dollar basis.

    Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified currency other than U.S. dollars at the time of payment of principal, any premium, or interest on a foreign currency note. There can be no assurance that exchange controls will not restrict or prohibit payments of principal, any premium, or interest denominated in any such specified currency.

    Even if there are no actual exchange controls, it is possible that the specified currency would not be available to Lehman Brothers Holdings when payments on the note are due because of circumstances beyond the control of Lehman Brothers Holdings. In this event, Lehman Brothers Holdings will make required payments in U.S. dollars on the basis described in this prospectus supplement. You should consult your own financial and legal advisors as to the risks of an investment in notes denominated in a currency other than U.S. dollars. See "--The unavailability of currencies could result in a substantial loss to you" and "Description of the Notes--Payment of Principal and Interest" below.

    The information set forth in this prospectus supplement is directed to prospective purchasers of notes who are United States residents. Lehman Brothers Holdings disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States regarding any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest on, notes.

    Such persons should consult their advisors with regard to these matters. Any pricing supplement relating to notes having a specified currency other than U.S. dollars will contain a description of any material exchange controls affecting the currency and any other required information concerning the currency.

THE UNAVAILABILITY OF CURRENCIES COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

    Except as set forth below, if payment on a note is required to be made in a specified currency other than U.S. dollars and the currency is:

    - unavailable due to the imposition of exchange controls or other circumstances beyond Lehman Brothers Holdings' control,

    - no longer used by the government of the country issuing the currency, or

    - no longer used for the settlement of transactions by public institutions of the international banking community,

then all payments on the note will be made in U.S. dollars until the currency is again available or so used. The amounts so payable on any date in the currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the currency or as otherwise indicated in the applicable pricing supplement. Any payment on the note made under such circumstances in U.S. dollars will not constitute an event of default under the indenture under which the note will have been issued.

    If the specified currency of a note is officially redenominated, other than as a result of European Monetary Union, such as by an official redenomination of the specified currency that is a composite currency, then the payment obligations of Lehman Brothers Holdings on the note will be the amount of redenominated currency that represents the amount of Lehman Brothers Holdings' obligations immediately before the redenomination. The notes will not provide for any adjustment to any amount payable as a result of:

    - any change in the value of the specified currency of the notes relative to any other currency due solely to fluctuations in exchange rates, or

    - any redenomination of any component currency of any composite currency, unless the composite currency is itself officially redenominated.

For a description of European Monetary Union, see "European Monetary Union" in the prospectus and any disclosure on European Monetary Union in an applicable pricing supplement.

    Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not generally offer non-U.S. dollar-denominated checking or savings account facilities in the United States. Accordingly, payments on notes made in a currency other than U.S. dollars will be made from an account at a bank located outside the United States, unless otherwise specified in the applicable pricing supplement.

JUDGMENTS IN A FOREIGN CURRENCY COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

    The notes will be governed by, and construed in accordance with, the law of New York State. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of New York State provides, however, that an action brought under New York law and based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Any judgment awarded in such an action will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree. In the event an action based on an obligation denominated in a foreign currency were commenced in a court in the United States outside New York, the currency of judgment and/or applicable exchange rate may differ. The indenture governing the notes provides that if it is necessary for the purpose of obtaining a judgment in any court to convert any currency into any other currency, such conversion will be made at a rate of exchange prevailing on the date Lehman Brothers Holdings makes payment to any person in satisfaction of the judgment. If pursuant to any judgment conversion is to be made on a date other than the payment date, the indenture provides that Lehman Brothers Holdings will pay any additional amounts necessary to indemnify such person for any change between the rate of exchange prevailing on the payment date and the rate of exchange prevailing on such other date.

CHANGES IN THE VALUE OF UNDERLYING ASSETS OF INDEXED NOTES COULD RESULT IN A
  SUBSTANTIAL LOSS TO YOU.

    An investment in indexed notes may have significant risks that are not associated with a similar investment in a debt instrument that:

    - has a fixed principal amount,

    - is denominated in U.S. dollars, and

    - bears interest at either a fixed rate or a floating rate based on nationally published interest rate references.

    The risks of a particular indexed note will depend on the terms of the indexed note. The risks may include, but are not limited to, the possibility of significant changes in the prices of:

    - the underlying assets,

    - another objective price, and

    - economic or other measures making up the relevant index.

Underlying assets could include:

    - securities,

    - currencies,

    - commodities, or

    - other goods.

    The risks associated with a particular indexed note generally depend on factors over which Lehman Brothers Holdings has no control and which cannot readily be foreseen. These risks include:

    - economic events,

    - political events, and

    - the supply of, and demand for, the underlying assets.

In recent years, currency exchange rates and prices for various underlying assets have been highly volatile. Such volatility may be expected in the future. Fluctuations in rates or prices that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any indexed note.

    In considering whether to purchase indexed notes, you should be aware that the calculation of amounts payable on indexed notes may involve reference to:

    - an index determined by an affiliate of Lehman Brothers Holdings, or

    - prices that are published solely by third parties or entities which are not regulated by the laws of the United States.

The risk of loss as a result of linking of principal or interest payments on indexed notes to an index and to the underlying assets can be substantial. You should consult your own financial and legal advisors as to the risks of an investment in indexed notes.

                         IMPORTANT CURRENCY INFORMATION

    Purchasers are required to pay for each note in a currency specified by Lehman Brothers Holdings for the note. If requested by a prospective purchaser of a note having a specified currency other than U.S. dollars, the agent may at its discretion arrange for the exchange of U.S. dollars into the specified currency to enable the purchaser to pay for the note. Each such exchange will be made by the agent on the terms, conditions, limitations and charges that the agent may from time to time establish in accordance with its regular foreign exchange practice. The purchaser must pay all costs of exchange.

    References in this prospectus supplement to "U.S. dollars," "U.S.$," "dollar" or "$" are to the lawful currency of the United States.

                            DESCRIPTION OF THE NOTES

    The following description of the particular terms of the Medium-Term Notes, Series F supplements the description of the general terms and provisions of the debt securities set forth in the prospectus. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the debt securities described in the prospectus, you should rely on the information in this prospectus supplement.

    The pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in the pricing supplement, including any changes in the method of calculating interest on any note, is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. The pricing supplement may also add, update or change information contained in the prospectus and this prospectus supplement. It is important for you to consider the information contained in the prospectus, this prospectus supplement and the pricing supplement in making your investment decision.

GENERAL

    INTRODUCTION

    The senior notes are a series of senior debt securities issued under Lehman Brothers Holdings' senior debt indenture. At the date of this prospectus supplement, the notes offered pursuant to this prospectus supplement are limited to an aggregate initial public offering price or purchase price of up to $15,000,000,000 or its equivalent in one or more foreign or composite currencies. This amount is subject to reduction as a result of the sale of other securities under the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

    Lehman Brothers Holdings reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice. The aggregate amount of notes may be increased from time to time to such larger amount as may be authorized by Lehman Brothers Holdings.

    The U.S. dollar equivalent of the public offering price or purchase price of a note having a specified currency other than U.S. dollars will be determined on the basis of the market exchange rate. This market exchange rate will be the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for the specified currency on the applicable issue date. The determination will be made by Lehman Brothers Holdings or its agent, as the exchange rate agent for the applicable series of notes.

    RANKING

    The senior notes will constitute part of the senior indebtedness of Lehman Brothers Holdings and will rank on an equal basis with all other unsecured debt of Lehman Brothers Holdings other than subordinated debt.

    As of February 28, 1999, the aggregate principal amount of senior indebtedness of Lehman Brothers Holdings outstanding was approximately $170.2 billion.

    FORMS OF NOTES

    The notes will be issued in fully registered form only, without coupons. Each note will be issued initially as a book-entry note, which will be a global security registered in the name of a nominee of DTC, as depository, or another depository named in the pricing supplement. Alternatively, if specified in the applicable pricing supplement, each note will be issued initially as a certificated note, which will be a certificate issued in temporary or definitive form. Except as set forth in the prospectus under "Book-Entry Procedures and Settlement," book-entry notes will not be issuable as certificated notes. See "Book-Entry System" below.

    DENOMINATIONS

    Unless otherwise specified in the applicable pricing supplement, the authorized denominations of notes denominated in U.S. dollars will be $100,000 and any larger amount that is a whole multiple of $1,000. The authorized denominations of notes that have a specified currency other than U.S. dollars will be the approximate equivalents in the specified currency.

    MATURITY

    Unless otherwise specified in the applicable pricing supplement, each note will mature on a stated maturity date. The stated maturity date will be a business day more than nine months from its date of issue, as selected by the purchaser and agreed to by Lehman Brothers Holdings. The stated maturity date may be extended at the option of Lehman Brothers Holdings. Each note may also be redeemed at the option of Lehman Brothers Holdings, or repaid at the option of the holder, prior to its stated maturity. Each note that has a specified currency of pounds sterling will mature in compliance with the regulations the Bank of England may promulgate from time to time.

    ADDITIONAL INFORMATION

    The pricing supplement relating to a note will describe the following terms:

    - the specified currency for the note,

    - whether the note:

     (1) is a fixed rate note,

     (2) is a floating rate note,

     (3) is an amortizing note, meaning that a portion or all the principal amount is payable prior to stated maturity in accordance with a schedule, by application of a formula, or based on an index, and/or

     (4) is an indexed note on which payments of interest or principal may be linked to the price of one or more securities, currencies, commodities or other goods,

    - the price at which the note will be issued, which will be expressed as a percentage of the aggregate principal amount or face amount,

    - the original issue date on which the note will be issued,

    - the stated maturity date,

    - if the note is a fixed rate note, the rate per annum at which the note will bear any interest, and whether and the manner in which the rate may be changed prior to its stated maturity,

    - if the note is a floating rate note, relevant terms such as:

     (1) the base rate,

     (2) the initial interest rate,

     (3) the interest reset period or the interest reset dates,

     (4) the interest payment dates,

     (5) any index maturity,

     (6) any maximum interest rate,

     (7) any minimum interest rate,

     (8) any spread or spread multiplier, and

     (9) any other terms relating to the particular method of calculating the interest rate for the note and whether and how the spread or spread multiplier may be changed prior to stated maturity,

    - whether the note is a note issued originally at a discount,

    - if the note is an amortizing note, the terms for repayment prior to stated maturity,

    - if the note is an indexed note, in the case of an indexed rate note, the manner in which the amount of any interest payment will be determined or, in the case of an indexed principal note, its face amount and the manner in which the principal amount payable at stated maturity will be determined,

    - whether the note may be redeemed at the option of Lehman Brothers Holdings, or repaid at the option of the holder, prior to stated maturity as described under "Optional Redemption, Repayment and Repurchase" below and the terms of its redemption or repayment,

    - whether the note may have an optional extension beyond its stated maturity as described under "Extension of Maturity" below,

    - whether the note will be represented by a global security or a certificate issued in definitive form,

    - any special United States federal income tax consequences of the purchase, ownership and disposition of a particular issuance of notes,

    - whether the note is a renewable note, and, if so, its specific terms,

    - the use of proceeds, if materially different than that disclosed in the accompanying prospectus, and

    - any other terms of the note provided in the accompanying prospectus to be set forth in a pricing supplement or that are otherwise consistent with the provisions of the indenture under which the note will be issued.

As used in this prospectus supplement, business day means:

    - for any note, any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close,

    - for LIBOR notes only, a London business day, which will be any such day on which dealings in deposits in U.S. dollars are transacted in the London interbank market,

    - for notes having a specified currency other than U.S. dollars only, other than notes denominated in Euros, any day that, in the principal financial center (as defined below) of the country of the specified currency, is not a day on which banking institutions generally are authorized or obligated by law to close, and

    - for notes denominated in Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System is open.

    As used above, a principal financial center means the capital city of the country issuing the specified currency. However, for U.S. dollars, Australian dollars, Canadian dollars, German deutschmarks, Dutch guilders, Italian lire and Swiss francs, the principal financial center will be New York City, Sydney, Toronto, Frankfurt, Amsterdam, Milan and Zurich, respectively.

PAYMENT OF PRINCIPAL AND INTEREST

    Lehman Brothers Holdings will pay the principal of, and any premium and interest on, each note in the specified currency for the note. If the specified currency for a note is other than U.S. dollars, Lehman Brothers Holdings will, unless otherwise specified in the applicable pricing supplement, arrange to convert all payments in respect of the note into U.S. dollars in the manner described in the following paragraph.

    The holder of a note having a specified currency other than U.S. dollars may, if stated in the applicable pricing supplement and the note, elect to receive all payments on the note in the specified currency by delivering a written notice to the trustee for the note not later than the applicable record date, except under the circumstances described under "Risk Factors--The unavailability of currencies could result in a substantial loss to you" above. The election will remain in effect until revoked by a written notice to the trustee that is received not later than ten calendar days prior to the applicable payment date. If an event of default has occurred or Lehman Brothers Holdings has exercised any discharge or defeasance options or given notice of redemption of a note, no such change of election may be made.

    The amount of any U.S. dollar payment on a note having a specified currency other than U.S. dollars will be determined by the exchange rate agent in accordance with the following procedures in the order set forth below:

    - The payment amount will be based on the highest firm bid quotation expressed in U.S. dollars received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date, or if no such rate is quoted on that date, the last date on which the rate was quoted.

    - If the above quotations cannot be obtained, the exchange rate agent will obtain quotations from three, or if three are not available, then two, recognized foreign exchange dealers in New York City, one or more of which may be the agent, and another of which may be the exchange rate agent, that are selected by the exchange rate agent after consultation with Lehman Brothers Holdings.

    - If the above quotations cannot be obtained, payment will be made in the foreign currency.

    The exchange rate agent will also determine prior to settlement the aggregate amount of the specified currency payable on a payment date for all notes denominated in the specified currency. All currency exchange costs will be deducted from payments to the holders of the notes. If no such bid quotations are available, the payments will be made in the specified currency, unless the specified currency is unavailable due to the imposition of exchange controls or due to other circumstances beyond Lehman Brothers Holdings' control. In that case, the payments will be made as described under "Risk Factors--The unavailability of currencies could result in a substantial loss to you" above.

    Unless otherwise specified in the applicable pricing supplement, U.S. dollar payments of interest on notes, other than interest payable at stated maturity, will be made, except as provided below, by wire transfer or by check mailed to the registered holders of the notes. In the case of global securities representing book-entry notes, the payments of interest on notes will be made to a nominee of the depositary. However, in the case of a note issued between a regular record date and the related interest payment date, interest for the period beginning on the original issue date for the note and ending on such interest payment date generally will be paid to the holder on the next interest payment date.

    A holder of $10,000,000, or its equivalent in a specified currency other than U.S. dollars, or more in aggregate principal amount of notes of like tenor and term, will be entitled to receive U.S. dollar payments by wire transfer of immediately available funds. However, such a holder is entitled to receive the payments only if the trustee receives written appropriate wire transfer instructions for the notes on or prior to the applicable interest payment date. Unless otherwise specified in the applicable pricing supplement, principal and any premium and interest payable at the stated maturity of a note will be paid in immediately available funds upon surrender of the note at the corporate trust office or agency of the trustee in New York City.

    Unless otherwise specified in this prospectus supplement or the applicable pricing supplement, any payment required to be made on a note on a date, including the stated maturity date, that is not a business day for the note will instead be made on the next business day, except in the case of a LIBOR Note. In that case, if the next business day falls in the next calendar month, the date will be the preceding business day. A payment may be made on the next business day with the same force and effect as if made on such date.

    Unless otherwise specified in the applicable pricing supplement, if the principal of any OID note, other than an indexed note, is declared to be due and payable immediately as a result of the acceleration of stated maturity, the amount of principal due and payable relating to the note will be limited to the aggregate principal amount of the note multiplied by the sum of (1) its issue price, expressed as a percentage of the aggregate principal amount, plus (2) the original issue discount amortized from the date of issue to the date of declaration. Amortization will be calculated using the interest method, computed in accordance with generally accepted accounting principles in effect on the date of declaration.

    The regular record date for any interest payment date for a floating rate note, fixed rate note or an indexed rate note will be the date, whether or not a business day, fifteen calendar days immediately preceding the interest payment date.

FIXED RATE NOTES

    Each fixed rate note will bear interest from its original issue date, or from the last interest payment date to which interest has been paid or duly provided for, at the rate per annum stated in the applicable pricing supplement until its principal amount is paid or made available for payment. However, as described below under "Subsequent Interest Periods" and "Extension of Maturity," or as otherwise may be described in the applicable pricing supplement, the rate of interest payable on fixed rate notes may be adjusted from time to time.

    Unless otherwise set forth in the applicable pricing supplement, interest on each fixed rate note will be payable semiannually in arrears on the dates as set forth in the applicable pricing supplement, with each such day being an interest payment date, and at stated maturity. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

    Unless "accrue to pay" is specified in the applicable pricing supplement or unless otherwise specified in the applicable pricing supplement, if an interest payment date for any fixed rate note would otherwise be a day that is not a business day, any payment required to be made on the note on such date, including the stated maturity date, may be made on the next business day with the same force and effect as if made on such date. No additional interest will accrue as a result of the delayed payment. If in connection with any fixed rate note, "accrue to pay" is specified in the applicable pricing supplement, and any interest payment date for the fixed rate note would otherwise be a day that is not a business day, such interest payment date will be postponed to the next business day. Any payment of interest on the interest payment date will include interest accrued through the day before the interest payment date.

FLOATING RATE NOTES

    The initial interest period is the period from the original issue date to, but not including, the first interest reset date. Each floating rate note will bear interest at the initial interest rate set forth, or otherwise described, in the applicable pricing supplement. The interest reset period is the period from each interest reset date to, but not including, the following interest reset date. The initial interest period and any interest reset period is an interest period. The interest rate for each floating rate note will be determined based on an interest rate basis, the base rate, plus or minus any spread, or multiplied by any spread multiplier. A basis point or bp equals one-hundredth of a percentage point. The spread is the number of basis points that may be specified in the applicable pricing supplement as applicable to the note. The spread multiplier is the percentage that may be specified in the applicable pricing supplement as applicable to the note. As described below under "Subsequent Interest Periods" and "Extension of Maturity," or as may otherwise be specified in the applicable pricing supplement, the spread or spread multiplier on floating rate notes may be adjusted from time to time.

    The applicable pricing supplement will designate one of the following base rates as applicable to a floating rate note:

    - the CD Rate,

    - the Commercial Paper Rate,

    - the Federal Funds Rate,

    - LIBOR,

    - the Treasury Rate,

    - the Prime Rate,

    - the J.J. Kenny Rate,

    - the Eleventh District Cost of Funds Rate, or

    - such other base rate as is set forth in the applicable pricing supplement and in the note.

    The following terms are used in describing the various base rates.

    The "index maturity" for any floating rate note is the period of maturity of the instrument or obligation from which the base rate is calculated.

    "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

    "H.15 Daily Update" means the daily update of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/H15/update, or any successor site or publication.

    "Calculation date" means the date by which the calculation agent is to calculate the interest rate for floating rate notes which will be the earlier of
(1) the tenth calendar day after the related rate determination date, or if any such day is not a business day, the next business day and (2) the business day preceding the applicable interest payment date or the stated maturity.

    As specified in the applicable pricing supplement, a floating rate note may also have either or both of the following, which will be expressed as a rate per annum on a simple interest basis:

    - maximum interest rate, which will be a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period, and/or

    - minimum interest rate, which will be a minimum limitation, or floor, on the rate at which interest may accrue during any interest period.

    In addition to any maximum interest rate that may be applicable to any floating rate note, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by applicable law. The notes will be governed by the law of New York State. As of the date of this prospectus supplement, the maximum rate of interest under provisions of the New York penal law, with a few exceptions, is 25% per annum on a simple interest basis. The maximum rate of interest only applies to obligations that are less than $2,500,000.

    Lehman Brothers Holdings will appoint and enter into agreements with calculation agents to calculate interest rates on floating rate notes. Unless otherwise specified in the applicable pricing supplement, Citibank, N.A. will be the calculation agent for each senior note that is a floating rate note. All determinations of interest by the calculation agent will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the floating rate notes.

    The interest rate on each floating rate note will be reset on an interest reset date, which means that the interest rate is reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable pricing supplement.

    Unless otherwise specified in the applicable pricing supplement, the interest reset dates will be as follows:

    - in the case of floating rate notes that reset daily, each business day,

    - in the case of floating rate notes that reset weekly, other than Treasury Rate notes, the Wednesday of each week,

    - in the case of Treasury Rate notes that reset weekly and except as provided below under "Treasury Rate Notes," the Tuesday of each week,

    - in the case of floating rate notes that reset monthly, other than Eleventh District Cost of Funds Rate notes, the third Wednesday of each month,

    - in the case of floating rate notes that are Eleventh District Cost of Funds Rate notes, the first calendar day of each month,

    - in the case of floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year,

    - in the case of floating rate notes that reset semiannually, the third Wednesday of each of two months of each year specified in the applicable pricing supplement, and

    - in the case of floating rate notes that reset annually, the third Wednesday of one month of each year specified in the applicable pricing supplement,

provided, however, that (i) the interest rate in effect from the issue date to the first interest reset date with respect to a floating rate note will be the initial interest rate (as set forth in the applicable pricing supplement) and
(ii) the interest rate in effect for the ten days immediately prior to maturity will be that in effect on the tenth day preceding maturity.

    If an interest reset date for any floating rate note would fall on a day that is not a business day, the interest reset date will be postponed to the next business day. In the case of a LIBOR note, if postponement to the next business day would cause the interest reset date to be in the next calendar month, the interest reset date will instead be the immediately preceding business day. If an auction of direct obligations of United States Treasury bills falls on a day that is an interest reset date for Treasury Rate notes, the interest reset date will be the succeeding business day.

    Unless otherwise specified in the applicable pricing supplement and except as set forth below, the rate of interest that goes into effect on any interest reset date will be determined on a rate determination date preceding the interest reset date, as further described below.

    Unless otherwise specified in the applicable pricing supplement, interest payable on floating rate notes will be the interest accrued from and including the original issue date or the last date to which interest has been paid, as the case may be, to but excluding the applicable interest payment date.

    Accrued interest on a floating rate note with more than one interest reset date will be calculated by multiplying the principal amount of the note by an accrued interest factor. If the floating rate note is an indexed principal note, the face amount of the note will be multiplied by the accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement, the interest factor for each such day will be computed by dividing the interest rate in effect on that day by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes, J.J. Kenny Rate notes, and Eleventh District Cost of Funds Rate notes. In the case of Treasury Rate notes, the interest factor for each such day will be computed by dividing the interest rate by the actual number of days in the year. The interest factor will be expressed as a decimal calculated to seven decimal places without rounding. For purposes of making the foregoing calculation, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date.

    For all other floating rate notes, accrued interest will be calculated by multiplying the principal amount of the note by the interest rate in effect during the period for which accrued interest is being calculated. That product is then multiplied by the quotient obtained by dividing the number of days in the period for which accrued interest is being calculated by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes, J.J. Kenny Rate notes, and Eleventh District Cost of Funds Rate notes. In the case of Treasury Rate notes, the product is multiplied by the quotient obtained by dividing the number of days in the period for which accrued interest is being calculated by the actual number of days in the year.

    Unless otherwise specified in the applicable pricing supplement, all percentages resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit. For purposes of such rounding, .005 of a unit will be rounded upward.

    Unless otherwise indicated in the applicable pricing supplement and except as provided below, interest will be payable as follows:

    - In the case of floating rate notes that reset daily, weekly or monthly, other than Eleventh District Cost of Funds Rate notes, interest will be payable on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement.

    - In the case of Eleventh District Cost of Funds Rate notes, interest will be payable on the first calendar day of each March, June, September and December.

    - In the case of floating rate notes that reset quarterly, interest will be payable on the third Wednesday of March, June, September, and December of each year.

    - In the case of floating rate notes that reset semiannually, interest will be payable on the third Wednesday of each of two months of each year specified in the applicable pricing supplement.

    - In the case of floating rate notes that reset annually, interest will be payable on the third Wednesday of one month of each year specified in the applicable pricing supplement.

In each of these cases, interest will also be payable at maturity.

    If for any floating rate note, the applicable pricing supplement provides that the note does not accrue to pay, and if an interest payment date for the floating rate note would otherwise be a day that is not a business day, the interest payment date will not be postponed. Any payment required to be made on the floating rate note, however, may be made on the next business day with the same force and effect as if made on the due date. No additional interest will accrue as a result of the delayed payment.

    Upon the request of the holder of any floating rate note, the calculation agent for the note will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for the floating rate note.

    CD RATE NOTES

    Each CD Rate note will bear interest for each interest reset period at an interest rate based on the CD Rate and any spread or spread multiplier specified in the note and in the applicable pricing supplement.

    The calculation agent will determine the CD Rate on each CD Rate determination date. The CD Rate determination date is the second business day prior to the interest reset date for each interest reset period. The CD Rate will be the rate for negotiable certificates of deposit having the index maturity designated in the applicable pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)."

    The following procedures will be followed if the CD Rate cannot be determined as described above:

    - If the above rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the CD Rate determination date, then the CD Rate for the interest reset period will be the rate on that date for negotiable certificates of deposit of the index maturity designated in the applicable pricing supplement as published in the H.15 Daily Update.

    - If by 3:00 p.m., New York City time, on the calculation date, the above rate is not yet published in either H.15(519) or in the H.15 Daily Update, then the CD Rate will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the calculation agent after consultation with Lehman Brothers Holdingsfor negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the index maturity designated in the pricing supplement in a denomination of $5,000,000.

    - If the dealers selected by the calculation agent, however, are not quoting offered rates as mentioned in the preceding sentence, the CD Rate for the interest reset period will be the same as the CD Rate for the immediately preceding interest reset period. If there was no such interest reset period, the CD Rate will be the initial interest rate.

    COMMERCIAL PAPER RATE NOTES

    Each Commercial Paper Rate note will bear interest for each interest reset period at an interest rate based on the Commercial Paper Rate and any spread or spread multiplier, specified in the note and the applicable pricing supplement.

    The calculation agent will determine the Commercial Paper Rate on each Commercial Paper Rate determination date. The Commercial Paper Rate determination date is the second business day prior to the interest reset date for each interest reset period. The Commercial Paper Rate will be the money market yield on that date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement, as the rate will be published in H.15(519) under the heading "Commercial Paper."

    The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

    - If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Commercial Paper Rate determination date, then the Commercial Paper Rate for the interest reset period will be the money market yield on that date of the rate for commercial paper of the specified index maturity as published in the H.15 Daily Update under the heading "Commercial Paper."

    - If by 3:00 p.m., New York City time, on the calculation date, the above rate is not yet published in either H.15(519) or in the H.15 Daily Update, then the Commercial Paper Rate for the interest reset period will be the money market yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on that date, of three leading dealers of commercial paper in New York City selected by the calculation agent after consultation with Lehman Brothers Holdings for commercial paper of the specified index maturity placed for an industrial issuer whose bonds are rated "AA" or the equivalent by a nationally recognized rating agency.

    - If the dealers selected by the calculation agent, however, are not quoting offered rates as mentioned in the preceding sentence, the Commercial Paper Rate for the interest reset period will be the same as the Commercial Paper Rate for the immediately preceding interest reset period. If there was no such interest reset period, the Commercial Paper Rate will be the initial interest rate.

     Money market yield will be calculated as follows:

Money market yield=  D X 360          X          100
                     360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the specified index maturity.

    FEDERAL FUNDS RATE NOTES

    Each Federal Funds Rate note will bear interest for each interest reset period at an interest rate based on the Federal Funds Rate and any spread or spread multiplier specified in the note and the applicable pricing supplement.

    The calculation agent will determine the Federal Funds Rate on each Federal Funds Rate determination date. The Federal Funds Rate determination date is the second business day prior to the interest reset date for the interest reset period. The Federal Funds Rate will be the rate for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)."

    The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

    - If the above rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Federal Funds Rate determination date, the Federal Funds Rate for the interest reset period will be the rate on that date as published in the H.15 Daily Update under the heading "Federal Funds/Effective Rate."

    - If by 3:00 p.m., New York City time, on the calculation date the above rate is not yet published in either H.15(519) or in the H.15 Daily Update, then the Federal Funds Rate for the interest reset period will be the rate on that date which the Federal Reserve Bank of New York makes publicly available that is equivalent to the rate which appears in H.15(519) under the heading "Federal Funds (Effective)."

    - If the rate, however, is not made publicly available by the Federal Reserve Bank of New York by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for the interest reset period will be the same as the Federal Funds Rate in effect for the immediately preceding interest reset period. If there was no such interest reset period, the Federal Funds Rate will be the initial interest rate.

    In the case of a Federal Funds Rate note that resets daily, the interest rate on the note for the period from and including a Monday to but excluding the succeeding Monday will be reset by the calculation agent for the note on the second Monday, or, if not a business day, on the next business day, to a rate equal to the average of the Federal Funds Rates in effect for each such day in such week.

    LIBOR NOTES

    Each LIBOR note will bear interest for each interest reset period at an interest rate based on LIBOR and any spread or spread multiplier specified in the note and the applicable pricing supplement.

    The calculation agent will determine LIBOR on each LIBOR determination date. The LIBOR determination date is the second London banking day prior to the interest reset date for each interest reset period.

    On a LIBOR determination date, the calculation agent will determine LIBOR for each interest reset period as follows:

    - The calculation agent will determine the offered rates for deposits in the specified currency for the period of the index maturity specified in the applicable pricing supplement, commencing on the interest reset date, which appears on the "designated LIBOR page" at approximately 11:00 a.m., London time, on that date.

    - If "LIBOR Telerate" is designated in the applicable pricing supplement, "designated LIBOR page" means the display designated as page "3750" on the Bridge Telerate Service, and LIBOR will be the relevant offered rate determined by the calculation agent. If page "3750" on the Bridge Telerate Service is replaced by another page, or if the Bridge Telerate Service is replaced by a nominee of the British Bankers' Association, then "LIBOR Telerate" means the replacement page or service selected to display the London interbank offered rates of major banks.

    - If "LIBOR Reuters" is designated in the applicable pricing supplement, "designated LIBOR page" means the arithmetic mean determined by the calculation agent of the two or more offered rates on the display designated as page "LIBO" on the Reuters Monitor Money Rates Service. If the LIBO page on the service is replaced by another page, or if the Reuters Monitor Money Rates Service is replaced by a nominee of the British Bankers' Association, then "LIBOR Reuters" means the arithmetic mean determined by the calculation agent of the two or more offered rates on the replacement page or service selected to display the London interbank offered rates of major banks.

    If LIBOR cannot be determined on a LIBOR determination date as described above, then the calculation agent will determine LIBOR as follows:

    - The calculation agent for the LIBOR note will select four major banks in the London interbank market after consultation with Lehman Brothers Holdings.

    - The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the LIBOR determination date. These quotations will be for deposits in the specified currency for the period of the specified index maturity, commencing on the interest reset date. Offered quotations must be based on a principal amount equal to at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at such time.

     (1) If two or more quotations are provided, LIBOR for the interest reset period will be the arithmetic mean of the quotations.

     (2) If less than two quotations are provided, the calculation agent will select three major banks in New York City after consultation with Lehman Brothers Holdings and follow the steps in the two bullet points below.

        - The calculation agent will then determine LIBOR for the interest reset period as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the LIBOR determination date. The rates quoted will be for loans in the specified currency, for the period of the specified index maturity, commencing on the interest reset date. Rates quoted must be based on a principal amount of at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at such time.

        - If fewer than three New York City banks selected by the calculation agent are quoting rates, LIBOR for the interest reset period will be the same as for the immediately preceding interest reset period. If there was no such interest reset period, the LIBOR Rate will be the initial interest rate.

    TREASURY RATE NOTES

    Each Treasury Rate note will bear interest for each interest reset period at an interest rate based on the Treasury Rate and any spread or spread multiplier, specified in the note and the applicable pricing supplement.

    TREASURY RATE NOTES OTHER THAN CONSTANT MATURITY TREASURY RATE NOTES

    Unless "Constant Maturity" is specified in the applicable pricing supplement, the Treasury Rate for each interest reset period will be the rate for the auction held on the Treasury Rate determination date for the interest reset period of U.S. treasury securities as published in H.15(519) under the heading "U.S. Government Securities--Treasury bills--auction average (investment)." Treasury securities are direct obligations of the United States that have the index maturity specified in the applicable pricing supplement.

    If the Treasury Rate cannot be determined as described above, the following procedures will be followed in the order set forth below:

    (1) If the Treasury Rate is not published prior to 3:00 p.m., New York City time on the calculation date pertaining to the Treasury Rate determination date, then the Treasury Rate for the interest reset period will be the auction average rate on the Treasury Rate determination date as otherwise announced by the United States Department of the Treasury. The auction average rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

    (2) If the results of such auction are not published or reported as provided in (1) above by 3:00 P.M., New York City time, on the calculation date, or if no such auction is held on the Treasury Rate determination date, then the Treasury Rate for the interest reset period will be calculated by the calculation agent for the Treasury Rate note. In this case, the Treasury Rate will be a yield to maturity of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Treasury Rate determination date, of three leading primary United States government securities dealers selected by the calculation agent for the issue of Treasury securities with a remaining maturity closest to the specified index maturity. The yield to maturity will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

    (3) If the dealers selected by the calculation agent are not quoting bid rates as mentioned in (2) above, then the Treasury Rate for the interest reset period will be the same as the Treasury Rate for the immediately preceding interest reset period. If there was no preceding interest reset period, the Treasury Rate will be the initial interest rate.

    The Treasury Rate determination date for each interest reset period will be the day of the week in which the interest reset date for the interest reset period falls on which treasury securities would normally be auctioned. Treasury securities are normally sold at auction on Monday of each week unless that day is a legal holiday. In that case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Treasury Rate determination date pertaining to the interest reset period commencing in the next week. If an auction date falls on any day that would otherwise be an interest reset date for a Treasury Rate note, then that interest reset date will instead be the business day immediately following the auction date.

    CONSTANT MATURITY TREASURY RATE NOTES

    If "Constant Maturity" is specified in the applicable pricing supplement, the Treasury Rate for each interest reset period will be the rate published in H.15(519) under the caption "U.S. Governement Securities/Treasury Constant Maturities/" in the index maturity with respect to the applicable Constant Maturity Treasury Rate determination date (as defined below).

    If the rate cannot be determined as described above, the following procedures will be followed in the order set forth below:

    (1) If H.15(519) is not published, the Treasury Rate will be the rate that was set forth on Bridge Telerate Page 7055, or its successor page (as determined by the calculation agent after consultation with Lehman Brothers Holdings), on the applicable Constant Maturity Treasury Rate determination date opposite the applicable index maturity.

    (2) If no such rate is set forth, then the Treasury Rate for such interest reset period shall be established by the calculation agent as follows:

       - The calculation agent will contact the Federal Reserve Board and request the Treasury Rate, in the applicable index maturity, for the Constant Maturity Treasury Rate determination date.

       - If the Federal Reserve Board does not provide such information, then the Treasury Rate for such interest reset date will be the arithmetic mean of bid-side quotations, expressed in terms of yield, reported by three leading U.S. government securities dealers, according to their written records, as of 3:00 p.m. (New York City time) on the Constant Maturity Treasury Rate determination date, for the noncallable U.S. Treasury note that is nearest in maturity to the index maturity, but not less than exactly the index maturity and for the noncallable U.S. Treasury note that is nearest in maturity to the index maturity, but not more than exactly the index maturity.

       - The calculation agent shall calculate the Treasury Rate by interpolating to the index maturity based on an actual/actual date count basis, the yield on the two Treasury notes selected.

       - If the calculation agent cannot obtain three such adjusted quotations, the Treasury Rate for such interest reset date will be the arithmetic mean of all such quotations, or if only one such quotation is obtained, such quotation, obtained by the calculation agent.

       - In all events, the calculation agent shall continue polling dealers until at least one adjusted yield quotation can be determined.

        The "Constant Maturity Treasury Rate determination date" will be the tenth business day prior to the interest reset date for the applicable interest reset period.

        The CMT Rate for a Treasury security maturity as published as of any business day is intended to be indicative of the yield of a U.S. Treasury security having as of the business day a remaining term to maturity equivalent to such maturity. The CMT Rate as of any business day is based upon an interpolation by the U.S. Treasury of the daily yield curve of outstanding Treasury securities. This yield curve, which relates the yield on a security to its time to maturity, is based on the over-the-counter market bid yields on actively traded Treasury securities. The yields are calculated from composites of quotations reported by leading U.S. government securities dealers, which may include one or more of the calculation agents or other affiliates of Lehman Brothers Holdings. Certain constant maturity yield values are read from the yield curve. The interpolation from the yield curve provides a theoretical yield for a Treasury security having ten years to maturity, for example, even if no outstanding Treasury security has as of such date exactly ten years remaining to maturity.

    PRIME RATE NOTES

    Each Prime Rate note will bear interest for each interest reset period at an interest rate based on the Prime Rate and any spread or spread multiplier specified in the note and the applicable pricing supplement.

    The calculation agent will determine the Prime Rate for each interest reset period on each Prime Rate determination date. The Prime Rate determination date is the second business day prior to the interest reset date for each interest reset period. The Prime Rate will be the rate made available and subsequently published on that date in H.15(519) under the heading "Bank Prime Loan."

    The following procedures will be followed if the Prime Rate cannot be determined as described above:

    - If the rate is not published prior to 9:00 a.m., New York City time, on the related calculation date, then the Prime Rate will be the rate on the Prime Rate determination date that is published in the H.15 Daily Update under the heading "Bank Prime Loan."

    - If the rate is not published prior to 3:00 P.M., New York City time, on the related calculation date, in either of those sources, then the Prime Rate will be the arithmetic mean of the rates of interest offered by various banks that appear on the Reuters Screen USPRIME1 Page as each such bank's prime rate or base lending rate for the Prime Rate determination date.

    - If fewer than four such rates appear on the Reuters Screen USPRIME1 Page, then the calculation agent will select four major banks in New York City after consultation with Lehman Brothers Holdings. The Prime Rate will be the arithmetic mean of the prime rates quoted by those four banks on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate determination date.

    - If all four of the banks selected by the calculation agent do not provide quotations, then the Prime Rate will be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate determination date. These Prime Rate quotes will be provided by the selected banks and by a reasonable number of substitute domestic banks or trust companies that the calculation agent will select after consultation with Lehman Brothers Holdings that have total equity capital of at least $500,000,000.

    - If the banks or trust companies selected by the calculation agent, however, are not quoting rates as mentioned in the preceding sentence, the Prime Rate for the interest reset period will be the same as the Prime Rate in effect for the immediately preceding interest reset period. If there was no such interest reset period, the Prime Rate will be the initial interest rate.

    "Reuters Screen USPRIME1 page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service, or any successor service or page, for the purpose of displaying prime rates or base lending rates of major United States banks.

    J.J. KENNY RATE NOTES

    Each J.J. Kenny Rate note will bear interest for each interest reset period based on the J.J. Kenny Rate and any spread or spread multiplier specified in the note and the applicable pricing supplement.

    The calculation agent will determine the J.J. Kenny Rate on each J.J. Kenny Rate determination date. The J.J. Kenny Rate determination date is the second business day prior to the interest reset date for each interest reset period.

    The J.J. Kenny Rate will be the per annum rate on that date equal to the index made available and subsequently published by Kenny Information Systems or its successor. The rate will be based upon 30-day yield evaluations at par of bonds of not less than five "high grade" component issuers. The bonds evaluated will be bonds on which the interest is excludable from gross income for federal income tax purposes under the Internal Revenue Code of 1986. Kenny Information Systems will select the issuers from time to time, including issuers of general obligation bonds. However, the bonds on which the index is based will not include any bonds the interest on which may trigger an "alternate minimum tax" or similar tax under the Code, unless the tax may be imposed on all tax-exempt bonds.

    If the rate described above is not made available by 3:00 P.M., New York City time, on the calculation date pertaining to the J.J. Kenny Rate determination date, the J.J. Kenny Rate will be the rate quoted by a successor indexing agent selected by Lehman Brothers Holdings. This rate will be equal to the prevailing rate for bonds included in the highest short-term rating category by Moody's Investors Service, Inc. and Standard & Poor's Corporation for issuers selected by the successor indexing agent most closely resembling the "high grade" component issuers selected by Kenny Information Systems. The bonds for which rates are quoted will be bonds that may be tendered by their holders for purchase on not more than seven days' notice and the interest on which:

    - is variable on a weekly basis,

    - is excludable from gross income for federal income tax purposes under the Code, and

    - does not give rise to an "alternate minimum tax" or similar tax under the Code, unless all tax-exempt bonds give rise to such a tax.

However, if a successor indexing agent is not available, the J.J. Kenny Rate on the J.J. Kenny Rate determination date will be the J.J. Kenny Rate for the immediately preceding interest reset period. If there was no such interest reset period, the J.J. Kenny Rate will be the initial interest rate.

    ELEVENTH DISTRICT COST OF FUNDS RATE NOTES

    Each Eleventh District Cost of Funds Rate note will bear interest for each interest reset period based on the Eleventh District Cost of Funds Rate and any spread or spread multiplier specified in the note and the applicable pricing supplement.

    The calculation agent will determine the Eleventh District Cost of Funds Rate on each Eleventh District Cost of Funds Rate determination date. The Eleventh District Cost of Funds Rate determination date is the last working day of the month immediately prior to each interest reset date for each interest reset period on which the Federal Home Loan Bank (FHLB) of San Francisco publishes the Eleventh District Cost of Funds Index.

    The Eleventh District Cost of Funds Rate will be the rate equal to the monthly weighted average cost of funds for the calendar month preceding the Eleventh District Cost of Funds Rate determination date as set forth under the caption "Eleventh District" on the Telerate page 7058. The page will be deemed to include any successor page, determined by the calculation agent, as of 11:00 a.m., San Francisco time, on the Eleventh District Cost of Funds Rate determination date.

    The following procedures will be followed if the Eleventh District Cost of Funds Rate cannot be determined as described above:

    - If the rate does not appear on Telerate page 7058 on any related Eleventh District Cost of Funds Rate determination date, the Eleventh District Cost of Funds Rate for the Eleventh District Cost of Funds Rate determination date will be the Eleventh District Cost of Funds Rate Index.

    - If the FHLB of San Francisco fails to announce the rate for the calendar month next preceding the Eleventh District Cost of Funds Rate determination date, then the Eleventh District Cost of Funds Rate for the date will be the Eleventh District Cost of Funds Rate in effect on the Eleventh District Cost of Funds Rate determination date.

    The "Eleventh District Cost of Funds Rate Index" will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that the FHLB of San Francisco most recently announced as the cost of funds for the calendar month preceding the date of the announcement.

    INVERSE FLOATING RATE NOTES

    Any floating rate note may be designated in the applicable pricing supplement as an inverse floating rate note. In such an event, unless otherwise specified in the applicable pricing supplement, the interest rate on the floating rate note will be equal to:

    - in the case of the period, if any, commencing on the issue date, or the date on which the note otherwise begins to accrue interest if different from the issue date, up to the first interest reset date, a fixed rate of interest established by Lehman Brothers Holdings as described in the applicable pricing supplement; and

    - in the case of each period commencing on an interest reset date, a fixed rate of interest specified in the pricing supplement minus the interest rate determined based on the base rate as adjusted by any spread or spread multiplier.

However, on any inverse floating rate note, the interest rate will not be less than zero.

    FLOATING/FIXED RATE NOTES

    The applicable pricing supplement may provide that a note will be a floating rate note for a specified portion of its term and a fixed rate note for the remainder of its term. In such an event, the interest rate on the note will be determined as if it were a floating rate note and a fixed rate note for each such respective period, all as specified in the applicable pricing supplement.

SUBSEQUENT INTEREST PERIODS

    The pricing supplement relating to each note will indicate whether Lehman Brothers Holdings has the option to reset the interest rate, or the spread, spread multiplier, or method of calculation, as the case may be, for the note. If Lehman Brothers Holdings has the option to reset, the pricing supplement will also indicate the optional reset date or dates on which the interest rate or the spread, spread multiplier, or method of calculation, as the case may be, may be reset.

    Lehman Brothers Holdings will notify the trustee whether or not it intends to exercise such option relating to the note at least 45 but not more than 60 days prior to an optional reset date for the note. Not later than five business days after receipt thereof, the trustee will mail to the holder of the note a reset notice indicating whether Lehman Brothers Holdings has elected to reset the interest rate, or the spread, spread multiplier or method of calculation, as the case may be.

    If Lehman Brothers Holdings elects to reset the interest rate, or the spread, spread multiplier or method of calculation, as the case may be, the trustee will mail to the holder in a manner described above a notice indicating the new interest rate or the new spread, spread multiplier, or method of calculation, as the case may be. The notice will also indicate any provisions for redemption during the subsequent interest period. The subsequent interest period is the period from the optional reset date to the next optional reset date or, if there is no such next optional reset date, to the stated maturity of the note, including the date or dates on which or the period or periods during which and the price or prices at which the redemption may occur during the subsequent interest period.

    Upon the transmittal by the trustee of a reset notice to the holder of a note, the new interest rate or the new spread, spread multiplier, and/or method of calculation as the case may be, will take effect automatically. Except as modified by the reset notice and as described below, the note will have the same terms as prior to the transmittal of the reset notice.

    Despite the foregoing, not later than 20 days prior to an optional reset date for a note, Lehman Brothers Holdings may, at its option, revoke the interest rate, or the spread or spread multiplier, provided for in the reset notice relating to the optional reset date and establish a higher interest rate, or a higher spread or spread multiplier, as applicable, for the subsequent interest period commencing on the optional reset date.

    Lehman Brothers Holdings can make such revocations by causing the trustee for the note to mail notice of the higher interest rate or higher spread or spread multiplier, as the case may be, first class, postage prepaid, to the holder of the note. The notice will be irrevocable. All notes for which the interest rate or spread or spread multiplier is reset on an optional reset date will bear the higher interest rate, or higher spread or spread multiplier, as the case may be, whether or not tendered for repayment.

    The holder of a note will have the option to elect repayment by Lehman Brothers Holdings on each optional reset date at a price equal to the principal amount of the note plus interest accrued to the optional reset date. For a note to be repaid on an optional reset date, the holder of the note must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment. However, the period for delivery of the note or notification to the trustee for the note will be at least 25 but not more than 35 days prior to the optional reset date. Further, a holder who has tendered a note for repayment pursuant to a reset notice may, by written notice to the trustee, revoke any such tender for repayment until the close of business on the tenth day prior to the optional reset date.

AMORTIZING NOTES

    Lehman Brothers Holdings may from time to time offer amortizing notes on which a portion or all the principal amount is payable prior to stated maturity:

    - in accordance with a schedule,

    - by application of a formula, or

    - based on an index.

Further information concerning additional terms and conditions of any amortizing notes, including terms for repayment, will be set forth in the applicable pricing supplement.

INDEXED NOTES

    Lehman Brothers Holdings may from time to time offer indexed notes on which some or all interest payments, in the case of an indexed rate note, and/or the principal amount payable at stated maturity or earlier redemption or retirement, in the case of an indexed principal note, is determined based on:

    - the principal amount of the notes or, in the case of an indexed principal note, the amount designated in the applicable pricing supplement as the "face amount" of the indexed note, and

    - an index, which may be based on:

     (1) prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities,

     (2) the application of a formula, or

     (3) an index which will be such other objective price, economic or other measures as are described in the applicable pricing supplement.

A description of the index used in any determination of an interest or principal payment, and the method or formula by which interest or principal payments will be determined based on the index, will be set forth in the applicable pricing supplement.

    If a fixed rate note, floating rate note or indexed rate note is also an indexed principal note, the amount of any interest payment will be determined based on the face amount of the indexed note unless specified otherwise in the applicable pricing supplement. If an indexed note is also an indexed principal note, the principal amount payable at stated maturity or any earlier redemption or repayment of the indexed note may be different from the face amount.

    If a third party is appointed to calculate or announce the index for a particular indexed note, and the third party either (1) suspends the calculation or announcement of the index or (2) changes the basis upon which the index is calculated in a manner that is inconsistent with the applicable pricing supplement, then Lehman Brothers Holdings will select another third party to calculate or announce the index. The agent or another affiliate of Lehman Brothers Holdings may be either the original or successor third party selected by Lehman Brothers Holdings.

    If for any reason the index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then any indexed interest payments or any indexed principal amount of the indexed note will be calculated in the manner set forth in the applicable pricing supplement. Any determination by the selected third party will be binding on all parties, except in the case of an obvious error.

    Unless otherwise specified in the applicable pricing supplement, for the purpose of determining whether holders of the requisite principal amount of notes outstanding under the indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of indexed notes will be deemed to be the face amount stated on the notes. Unless otherwise specified in the applicable pricing supplement, in the event of an acceleration of the stated maturity of an indexed note, the principal amount payable to the holder of the note upon acceleration will be the principal amount determined based on the formula used to determine the principal amount of the note on the stated maturity of the note, as if the date of acceleration were the stated maturity.

DUAL CURRENCY NOTES

    Lehman Brothers Holdings may from time to time offer dual currency notes on which Lehman Brothers Holdings has a one time option of making all payments of principal, any premium and interest on the notes which are issued on the same day and have the same terms, the payments on which would otherwise be made in the specified currency of the notes, in the optional payment currency specified in the applicable pricing supplement. The option will be exercisable in whole but not in part on an option election date, which will be any one of the dates specified in the applicable pricing supplement. Information as to the relative value of the specified currency compared to the optional payment currency will be set forth in the applicable pricing supplement.

    The pricing supplement for each issuance of dual currency notes will specify, among other things:

    - the specified currency,

    - the optional payment currency, and

    - the designated exchange rate.

    The designated exchange rate will be a fixed exchange rate used for converting amounts denominated in the specified currency into amounts denominated in the optional payment currency. The pricing supplement will also specify the option election dates and interest payment dates for the related issuance of dual currency notes. Each option election date will be a particular number of days before an interest payment date or stated maturity, as set forth in the applicable pricing supplement. Each option election date will be the date on which Lehman Brothers Holdings may select whether to make all scheduled payments due thereafter in the optional payment currency rather than in the specified currency.

    If Lehman Brothers Holdings makes such an election, the amount payable in the optional payment currency will be determined using the designated exchange rate specified in the applicable pricing supplement. If the election is made, notice will be mailed in accordance with the terms of the applicable tranche of dual currency notes within five business days of the option election date. The notice will state (1) the first date, whether an interest payment date and/or stated maturity, on which scheduled payments in the optional payment currency will be made and (2) the designated exchange rate. Any such notice by Lehman Brothers Holdings, once given, may not be withdrawn. The equivalent value in the specified currency of payments made after such an election may be less, at the then current exchange rate, than if Lehman Brothers Holdings had made the payment in the specified currency.

RENEWABLE NOTES

    Lehman Brothers Holdings may from time to time offer renewable notes, which will mature on an initial maturity date. The initial maturity date will be an interest payment date specified in the applicable pricing supplement occurring in, or prior to, the twelfth month following the original issue date of the notes, unless the term of all or any portion of any the notes is renewed in accordance with the procedures described below.

    The term of a renewable note may be extended to the interest payment date occurring in the twelfth month (or, if a special election interval is specified in the applicable pricing supplement, the last month in a period equal to twice the special election interval elected by the holder) after the renewal date. The extension may be made on the initial renewal date. That date will be the interest payment date occurring in the sixth month (unless a special election interval is specified in the applicable pricing supplement) prior to the initial maturity date of the note. Subsequent renewal dates will occur on the interest payment date occurring in each sixth month (or in the last month of each special election interval) after the initial renewal date.

    If a holder does not elect to extend the term of any portion of the principal amount of a renewable note during the specified period prior to any renewal date, the portion will become due and payable on the existing maturity date.

    An election to renew the term of a renewable note is made by delivering a notice to that effect to the trustee or any duly appointed paying agent at the corporate trust office of the trustee or agency of the trustee in New York City. The notice must be delivered not less than three nor more than 15 days prior to the renewal date (unless another period is specified in the applicable pricing supplement as the special election period). The election will be irrevocable and will be binding upon each subsequent holder of the renewable note.

    An election to renew the term of a renewable note may be exercised for less than the entire principal amount of the renewable note only if so specified in the applicable pricing supplement and only in the principal amount, or any integral multiple in excess of that amount, that is specified in the applicable pricing supplement. Despite the foregoing, the term of the renewable note may not be extended beyond the stated maturity specified for the renewable note in the applicable pricing supplement.

    If the holder does not elect to renew the term, the renewable note must be presented to the trustee, or any duly appointed paying agent. If the renewable note is a certificate issued in definitive form, it must be presented to the trustee as soon as practicable following receipt of the renewable note. The trustee, or any duly appointed paying agent, will issue a new note in exchange for the renewable note. The new note will be in a principal amount equal to the principal amount of the exchanged renewable note for which no election to renew the term was exercised, with terms identical to those specified on the renewable note. However, the note will have a fixed, nonrenewable stated maturity on the new maturity date.

    If an election to renew is made for less than the full principal amount of a holder's renewable note, the trustee, or any duly appointed paying agent, will issue in exchange for the note in the name of the holder, a replacement renewable note. The replacement renewable note will be in a principal amount equal to the principal amount elected to be renewed of the exchanged renewable note, with terms otherwise identical to the exchanged renewable note.

EXTENSION OF MATURITY

    The pricing supplement relating to each note will indicate whether Lehman Brothers Holdings has the option to extend the stated maturity of the note for an extension period. An extension period is one or more periods of one to five whole years, up to but not beyond the final maturity date set forth in the pricing supplement.

    Lehman Brothers Holdings may exercise such option for a note by notifying the trustee for the note at least 45 but not more than 60 days prior to the old stated maturity of the note. Not later than five business days after receipt thereof, the trustee will mail an extension notice to the holder of the note. The extension notice will set forth:

    - the election of Lehman Brothers Holdings to extend the stated maturity of the note,

    - the new stated maturity,

    - in the case of a fixed rate note, the interest rate applicable to the extension period,

    - in the case of a floating rate note, the spread, spread multiplier or method of calculation applicable to the extension period, and

    - any provisions for redemption during the extension period, including the date or dates on which, or the period or periods during which, and the price or prices at which, the redemption may occur during the extension period.

    Upon the mailing by the trustee of an extension notice to the holder of a note, the stated maturity of the note will be extended automatically, and, except as modified by the extension notice and as described in the next paragraph, the note will have the same terms as prior to the mailing of the extension notice.

    Despite the foregoing, not later than 20 days prior to the old stated maturity of the note, Lehman Brothers Holdings may, at its option, revoke the interest rate, or the spread or spread multiplier, as the case may be, provided for in the extension notice for the note and establish for the extension period a higher interest rate, in the case of a fixed rate note, or a higher spread or spread multiplier, in the case of a floating rate note. Lehman Brothers Holdings may so act by causing the trustee to mail notice of the higher interest rate or higher spread or spread multiplier, as the case may be, to the holder of the note. The notice will be irrevocable and will be mailed by the trustee within three business days of receipt thereof. All notes for which the stated maturity is extended will bear the higher interest rate, in the case of fixed rate notes, or higher spread or spread multiplier, in the case of floating rate notes, for the extension period, whether or not tendered for repayment.

    If Lehman Brothers Holdings extends the stated maturity of a note, the holder of the note will have the option to elect repayment of the note by Lehman Brothers Holdings on the old stated maturity at a price equal to the principal amount of the note, plus interest accrued to such date. For a note to be repaid on the old stated maturity once Lehman Brothers Holdings has extended its stated maturity, the holder of the note must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment. The period for delivery of the note or notification to the trustee will be at least 25 but not more than 35 days prior to the old stated maturity. A holder who has tendered a note for repayment pursuant to an extension notice may give written notice to the trustee for the note to revoke any such tender for repayment until the close of business on the tenth day before the old stated maturity.

COMBINATION OF PROVISIONS

    If so specified in the applicable pricing supplement, any note may be required to comply with all of the provisions, or any combination of the provisions, described above under "Subsequent Interest Periods," "Extension of Maturity" and "Renewable Notes," and below under "Optional Redemption, Repayment and Repurchase."

BOOK-ENTRY SYSTEM

    Upon issuance, and unless the rules of DTC state otherwise, all book-entry notes having the same original issue date and otherwise identical terms will be represented by a single global security. Each global security representing book-entry notes will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Book-entry notes will not be exchangeable for certificated notes and, except under the circumstances described in the prospectus under "Book-Entry Procedures and Settlement," will not otherwise be issuable as certificated notes.

    If an issue of notes is denominated in a currency other than the U.S. dollar, Lehman Brothers Holdings will make payments of principal and any interest in the foreign currency in which the notes are denominated or in U.S. dollars. DTC has elected to have all such payments of principal and interest in U.S. dollars unless notified by any of its participants through which an interest in the notes is held that it elects, in accordance with, and to the extent permitted by, the applicable pricing supplement and the revelant note, to receive the payment of principal or interest in the foreign currency. On or prior to the third business day after the record date for payment of interest and twelve days prior to the date for payment of principal, the participant will notify DTC of (1) its election to receive all, or the specified portion, of the payment in the foreign currency and (2) its instructions for wire transfer of the payment to a foreign currency account.

    A further description of DTC's procedures regarding global securities representing book-entry notes is set forth in the prospectus under "Book-Entry Procedures and Settlement." DTC has confirmed to Lehman Brothers Holdings, the agent and the trustee that it intends to follow such procedures.

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

    The pricing supplement relating to each note will indicate either that (1) the note cannot be redeemed prior to its stated maturity or (2) that the note will be redeemable at the option of Lehman Brothers Holdings, in whole or in part. The applicable pricing supplement will also indicate (1) the optional redemption date or dates on which the note may be redeemed and (2) the redemption price at which, together with accrued interest to the optional redemption date, the note may be redeemed on each such optional redemption date.

    Unless otherwise specfied in the applicable pricing supplement, not more than 60 nor less than 30 days prior to the date of redemption, the trustee will mail notice of redemption to the holder of the note. In the event of redemption of a note in part only, a new note or notes for the unredeemed portion of the note or notes will be issued to the holder of the note or notes upon the cancellation of the note or notes.

    The pricing supplement relating to each note will also indicate whether the holder of the note will have the option to elect repayment of the note by Lehman Brothers Holdings prior to its stated maturity. If so, the pricing supplement will specify (1) the optional repayment date or dates on which the note may be repaid and (2) the optional repayment price. The optional repayment price is the price at which, together with accrued interest to the optional repayment date, the note may be repaid on each such optional repayment date.

    For a note to be repaid, the trustee must receive, at least 30 but not more than 45 days prior to an optional repayment date:

    (1) the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed, or

    (2) a telegram, telex, fax or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth:

       - the name of the holder of the note,

       - the face amount of the note to be repaid,

       - the certificate number or a description of the tenor and terms of the note,

       - a statement that the option to elect repayment is being exercised, and

       - a guarantee that the note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed will be received by the trustee not later than five business days after the date of the telegram, telex, fax or letter.

    If the guarantee procedure described in clause (2) above is followed, the note and form duly completed must be received by the trustee by the fifth business day. Any tender of a note by the holder for repayment, except pursuant to a reset notice or an extension notice, will be irrevocable. The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note, provided, that the principal amount of the note remaining outstanding after repayment is an authorized denomination. Upon such partial repayment, the note will be canceled and a new note or notes for the remaining principal amount will be issued in the name of the holder of the repaid note.

    If a note is represented by a global security, DTC's nominee will be the holder of the note and, therefore, will be the only entity that can exercise a right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment relating to a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given for timely notice to be delivered to DTC.

    If Lehman Brothers Holdings redeems or repays a note that is an OID note other than an indexed note prior to its stated maturity, then Lehman Brothers Holdings will pay the amortized face amount of the note as of the date of redemption or repayment regardless of anything else stated in this prospectus.

    The amortized face amount of a note on any date means the amount equal to:

    - the issue price set forth on the face of the applicable pricing supplement, plus

    - that portion of the difference between the issue price and the stated principal amount of the note that has accrued by that date at:

     (1) the bond yield to maturity set forth on the face of the applicable pricing supplement, or

     (2) if so specified in the applicable pricing supplement, the bond yield to call set forth on the face of the note.

    These computations will be made in accordance with generally accepted United States bond yield computation principles. However, the amortized face amount of a note will never exceed its stated principal amount. The bond yield to call listed on the face of a pricing supplement will be computed on the basis of:

    - the first occurring optional redemption date with respect to the note, and

    - the amount payable on the optional redemption date.

    If any such note is not redeemed on the first occurring optional redemption date, the bond yield to call that applies to the note will be recomputed on the optional redemption date on the basis of:

    (1) the next occurring optional redemption date, and

    (2) the amount payable on the optional redemption date.

The bond yield to call will continue to be so recomputed on each succeeding optional redemption date until the note is so redeemed.

    Lehman Brothers Holdings may at any time purchase notes at any price in the open market or otherwise. Notes so purchased by Lehman Brothers Holdings may, at the discretion of Lehman Brothers Holdings, be held, resold or surrendered to the trustee for cancellation.

OTHER PROVISIONS

    The terms in the applicable pricing supplement may modify any provisions relating to:

    - the determination of an interest rate basis,

    - the specification of an interest rate basis,

    - calculation of the interest rate applicable to, or the principal payable at maturity on, any note,

    - interest payment dates, or

    - any other related matters.

DEFEASANCE

    The defeasance provisions described in the accompanying prospectus will be applicable to the notes.

                              PLAN OF DISTRIBUTION

    The notes are being offered on a continuous basis by Lehman Brothers Holdings through Lehman Brothers Inc., as agent. The agent has agreed to use its reasonable efforts to solicit orders to purchase notes. Lehman Brothers Holdings will have the sole right to accept orders to purchase notes and may reject proposed purchases in whole or in part. The agent will have the right to reject any proposed purchase in whole or in part. Lehman Brothers Holdings reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement, the accompanying prospectus or any pricing supplement without notice. Lehman Brothers Holdings will pay the agent a commission of from not more than .125% to not more than .625% of the principal amount of notes sold through it, depending upon the stated maturity.

    Lehman Brothers Holdings may also sell notes at a discount to the agent for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices or at a fixed public offering price. Unless otherwise specified in the applicable pricing supplement, any note purchased by the agent as principal will be purchased at 100% of the principal amount or face amount less a percentage equal to the commission applicable to an agency sale of a note of identical maturity. After any initial public offering of notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed. In addition, the agent may offer and sell notes purchased by it as principal to other dealers. These notes may be sold at a discount which, unless otherwise specified in the applicable pricing supplement, will not exceed the discount to be received by the agent.

    Lehman Brothers Holdings reserves the right to sell notes directly to investors on its own behalf and to enter into agreements similar to the distribution agreement with other parties. No commission will be payable nor will a discount be allowed on any sales made directly by Lehman Brothers Holdings.

    No note will have an established trading market when issued. Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange. The agent may make a market in the notes, but the agent is not obligated to do so. The agent may discontinue any market-making at any time without notice, at its sole discretion. There can be no assurance of the existence or liquidity of a secondary market for any notes, or that the maximum amount of notes will be sold.

    The agent, whether acting as agent or principal, may be deemed to be an underwriter within the meaning of the Securities Act of 1933. Lehman Brothers Holdings has agreed to indemnify the agent against liabilities relating to material misstatements and omissions, or to contribute to payments that the agent may be required to make relating to these liabilities. Lehman Brothers Holdings will reimburse the agent for customary legal and other expenses, incurred by it in connection with the offer and sale of the notes.

    Unless otherwise specified in the applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in New York City on the date of settlement.

    Concurrently with the offering of notes through the agent as described in this prospectus supplement, Lehman Brothers Holdings may issue other securities under either of the indentures referred to in the accompanying prospectus.

    Lehman Brothers Inc., the broker-dealer subsidiary of Lehman Brothers Holdings, is a member of the NASD and may participate in offerings of the notes. Accordingly, offerings of the notes in which Lehman Brothers Inc. participates will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

    This prospectus supplement, the accompanying prospectus and the related pricing supplement may be used by the agent or other affiliates of Lehman Brothers Holdings in connection with offers and sales of the notes offered by this prospectus supplement in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The agent or these other affiliates may act as principal or agent in such transactions.

PROSPECTUS

                                $15,000,000,000

                         LEHMAN BROTHERS HOLDINGS INC.

MAY OFFER--

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES

                                ----------------

    Lehman Brothers Holdings will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

    The securities offered pursuant to this prospectus are offered in an aggregate principal amount of up to $15,000,000,000 subject to reduction as a result of the sale under certain circumstances of other securities.

                             ---------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

April 30, 1999

                               PROSPECTUS SUMMARY

    This summary provides a brief overview of the key aspects of Lehman Brothers Holdings and all material terms of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

    - this prospectus, which explains the general terms of the securities that Lehman Brothers Holdings may offer,

    - the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus, and

    - the documents referred to in "Where You Can Find More Information" on page 5 for information about Lehman Brothers Holdings, including its financial statements.

                         LEHMAN BROTHERS HOLDINGS INC.

    Lehman Brothers Holdings is one of the leading global investment banks, serving institutional, corporate, government and high net worth clients and customers. The company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region.

    The company's business includes capital raising for clients through securities underwriting and direct placements, corporate finance and strategic advisory services, merchant banking, securities sales and trading, asset management, research, and the trading of foreign exchange, derivative products and certain commodities. Through one or more subsidiaries, the company acts as a market maker in all major equity and fixed income products in both the domestic and international markets. The company is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc., and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt and Milan stock exchanges.

    Lehman Brothers Holdings' principal executive office is at 3 World Financial Center, New York, New York 10285, and its telephone number is (212) 526-7000.

               THE SECURITIES LEHMAN BROTHERS HOLDINGS MAY OFFER

    Lehman Brothers Holdings may use this prospectus to offer up to $15,000,000,000 of:

    - debt securities,

    - preferred stock, and

    - depositary shares.

    A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities.

DEBT SECURITIES

    Debt securities are unsecured general obligations of Lehman Brothers Holdings in the form of senior or subordinated debt. Senior debt includes Lehman Brothers Holdings' notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if payments on the senior debt were not made.

    The senior and subordinated debt will be issued under separate indentures between Lehman Brothers Holdings and a trustee. Below are summaries of the general features of the debt securities from these indentures. For a more detailed description of these features, see "Description of Debt Securities" below. You are also encouraged to read the indentures, which are incorporated by reference in or filed as exhibits to Lehman Brothers Holdings' registration statement no. 333-75723. You can receive copies of these documents by following the directions on page 5.

    GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT

    - Neither indenture limits the amount of debt that Lehman Brothers Holdings may issue or provides holders any protection should there be a highly leveraged transaction involving Lehman Brothers Holdings, although the indentures do limit Lehman Brothers Holdings' ability to pledge the stock of any subsidiary that meets the financial thresholds in the indenture. These thresholds are described below under "Description of Debt Securities." Each indenture allows for different types of debt securities, including indexed securities, to be issued in series.

    - The indentures allow Lehman Brothers Holdings to merge or to consolidate with another company, or sell all or substantially all of its assets to another company. If any of these events occur, the other company would be required to assume Lehman Brothers Holdings' responsibilities for the debt. Unless the transaction resulted in an event of default, Lehman Brothers Holdings would be released from all liabilities and obligations under the debt securities when the other company assumed its responsibilities.

    - The indentures provide that holders of 66 2/3% of the principal amount of the debt securities outstanding in any series may vote to change Lehman Brothers Holdings' obligations or your rights concerning those securities. However, changes to the financial terms of that security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder of that security consents to the change.

    - Lehman Brothers Holdings may satisfy its obligations under the debt securities or be released from its obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay Lehman Brothers Holdings' obligations under the particular securities when due.

    - The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

    EVENTS OF DEFAULT

    The events of default specified in the indentures include:

    - failure to pay principal when due,

    - failure to pay required interest for 30 days,

    - failure to make a required scheduled installment payment for 30 days,

    - failure to perform other covenants for 90 days after notice, and

    - certain events of insolvency or bankruptcy, whether voluntary or not.

    REMEDIES

    If there were a default, the trustee or holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

PREFERRED STOCK

    Lehman Brothers Holdings may issue preferred stock with various terms to be established by its board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or winding up of Lehman Brothers Holdings, voting rights and conversion rights.

    Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to Lehman Brothers Holdings' common stock. The prospectus supplement will also describe how and when dividends will be paid on the series of preferred stock.

DEPOSITARY SHARES

    Lehman Brothers Holdings may issue depositary shares representing fractional shares of preferred stock. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

    These depositary shares will be evidenced by depositary receipts and issued under a deposit agreement between Lehman Brothers Holdings and a bank or trust company. You are encouraged to read the standard form of the deposit agreement, which is incorporated by reference in Lehman Brothers Holdings' registration statement no. 333-75723. You can receive copies of this document by following the directions on page 5.

                                USE OF PROCEEDS

    Lehman Brothers Holdings will use the net proceeds it receives from any offering of these securities for general corporate purposes, primarily to fund its operating units and subsidiaries. Lehman Brothers Holdings may use some of the proceeds to refinance or extend the maturity of existing debt obligations. Lehman Brothers Holdings may use a portion of the proceeds from the sale of indexed notes to hedge its exposure to payments that it may have to make on such indexed notes as described below under "Use of Proceeds and Hedging."

                              PLAN OF DISTRIBUTION

    Lehman Brothers Holdings may sell the offered securities in any of the following ways:

    - to or through underwriters or dealers,

    - by itself directly,

    - through agents, or

    - through a combination of any of these methods of sale.

    The prospectus supplement will explain the ways Lehman Brothers Holdings sells specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Lehman Brothers Holdings is granting the underwriters, dealers or agents.

    If Lehman Brothers Holdings uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

    Lehman Brothers Holdings expects that the underwriters for any offering will include its broker-dealer subsidiary, Lehman Brothers Inc. Lehman Brothers Inc. also expects to offer and sell previously issued offered securities as part of its business, and may act as a principal or agent in such transactions. Lehman Brothers Holdings or Lehman Brothers Inc. may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

                      WHERE YOU CAN FIND MORE INFORMATION

    As required by the Securities Act of 1933, Lehman Brothers Holdings filed a registration statement (No. 333-75723) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

    Lehman Brothers Holdings files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Lehman Brothers Holdings files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows Lehman Brothers Holdings to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Lehman Brothers Holdings files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Lehman Brothers Holdings incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

    - Amended Annual Report on Form 10-K for the year ended November 30, 1998, filed with the SEC on March 5, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, filed with the SEC on April 14, 1999; and

    - Current Reports on Form 8-K, filed with the SEC on January 7, January 27, March 19 and April 20, 1999.

    All documents Lehman Brothers Holdings files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date Lehman Brothers Inc. stops offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

    You may request a copy of these filings, at no cost, by writing or telephoning Lehman Brothers Holdings at the following address:

       Controller's Office
       Lehman Brothers Holdings Inc.
       3 World Financial Center
       New York, New York 10285
       (212) 526-0660

                             ---------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT, AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE. LEHMAN BROTHERS HOLDINGS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. LEHMAN BROTHERS HOLDINGS IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR ANY DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE APPLICABLE DOCUMENT.

                          USE OF PROCEEDS AND HEDGING

    GENERAL. Lehman Brothers Holdings will use the proceeds it receives from the sale of the offered securities for general corporate purposes, principally to:

    - fund the business of its operating units,

    - fund investments in, or extensions of credit or capital contributions to, its subsidiaries, and

    - lengthen the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

    Lehman Brothers Holdings expects to incur additional indebtedness in the future to fund its businesses. Lehman Brothers Holdings or an affiliate may enter into a swap agreement in connection with the sale of the offered securities and may earn additional income from that transaction.

    USE OF PROCEEDS RELATING TO INDEXED NOTES. Lehman Brothers Holdings or one or more of its subsidiaries may use all or some of the proceeds received from the sale of indexed notes to purchase or maintain positions in the assets that are used to determine the relevant index or indices. Lehman Brothers Holdings or one or more of its subsidiaries may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on such securities, or other derivative or similar instruments relating to the relevant index or underlying assets. Lehman Brothers Holdings may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other index-related risk relating to such indexed notes.

    Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying instrument. These factors may include the history of price changes in that underlying instrument and the time remaining to maturity. Lehman Brothers Holdings may take long or short positions in the index, the underlying assets, options, futures contracts, forward contracts, swaps, or other derivative or similar instruments related to the index and the underlying assets. These other hedging activities may occur from time to time before the indexed notes mature and will depend on market conditions and the value of the index and the underlying assets.

    In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in indexed notes from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Lehman Brothers Holdings or one or more of its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

    If Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in, options contracts in, or other derivative or similar instruments related to, the underlying assets or index, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate all or a portion of its holdings at or about the time of the maturity of the indexed notes. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Lehman Brothers Holdings is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

    Lehman Brothers Holdings has no reason to believe that its hedging activity will have a material impact on the price of such options, swaps, futures contracts, options on the foregoing, or other derivative or similar instruments, or on the value of the index or the underlying assets. However, Lehman Brothers Holdings cannot guarantee you that its hedging activities will not affect such prices or value. Lehman Brothers Holdings will use the remainder of the proceeds from the sale of indexed notes for the general corporate purposes described above.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                                                            ELEVEN
                                                            MONTHS
                                                             ENDED                 YEAR ENDED NOVEMBER 30,
                                                         NOVEMBER 30,     ------------------------------------------
                                                             1994           1995       1996       1997       1998
                                                       -----------------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges...................           1.03           1.03       1.06       1.07       1.07
Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends......................           1.02           1.03       1.05       1.06       1.06


                                                        THREE MONTHS
                                                       ENDED FEBRUARY
                                                             28,
                                                            1999
                                                       ---------------
Ratio of Earnings to Fixed Charges...................          1.08
Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends......................          1.08

    In computing the ratios above, "earnings" consist of earnings from continuing operations before income taxes and fixed charges; "fixed charges" consist principally of interest expense and one-third of office rentals and one-fifth of equipment rentals, which are deemed to be representative of the interest factor.

                            EUROPEAN MONETARY UNION

    The foreign currencies in which debt securities may be denominated or by which amounts due on the offered securities may be calculated could be issued by countries participating in Stage III of the European Economic and Monetary Union.

    Stage III began on January 1, 1999 for the eleven participating member states of the European Union that satisfied the economic convergence criteria in the Treaty on European Union: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. Other member states of the European Union may still become participating member states after January 1, 1999.

    Stage III includes the introduction of the Euro, which, along with the present national currency of each participating member state, is legal tender in the participating member states. It is currently anticipated that on and after January 1, 2002, the national currencies of participating member states will cease to exist and the sole legal tender in such states will be the Euro. The European Union has adopted regulations providing specific rules for the introduction of the Euro in substitution for the respective current national currencies of such member states, and may adopt additional regulations or legislation in the future relating to the Euro. It is anticipated that these regulations or legislation will be supplemented by legislation of the individual member states.

    Pursuant to European Council Regulation No. 2866/98 of December 31, 1998, one Euro equals:

    - 13.7603 Austrian schillings,

    - 40.3399 Belgian francs,

    - 5.94573 Finnish marks,

    - 6.55957 French francs,

    - 1.95583 German marks,

    - 0.787564 Irish pounds,

    - 1,936.27 Italian lire,

    - 40.3399 Luxembourg francs,

    - 2.20371 Dutch guilders,

    - 200.482 Portuguese escudos, or

    - 166.386 Spanish pesetas.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities offered by this prospectus will be unsecured obligations of Lehman Brothers Holdings and will be either senior or subordinated debt. Senior debt will be issued under a senior debt indenture. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." The indentures (including all amendments and a separate related document containing standard multiple series indenture provisions) have been filed with the SEC and are incorporated by reference in the registration statement of which this prospectus forms a part.

    The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Lehman Brothers Holdings or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

    Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be Citibank, N.A., and the trustee under the subordinated debt indenture will be The Chase Manhattan Bank (formerly known as Chemical Bank).

GENERAL

    The indentures provide that unsecured senior or subordinated debt securities of Lehman Brothers Holdings may be issued in one or more series, with different terms, in each case as authorized from time to time by Lehman Brothers Holdings. Lehman Brothers Holdings also has the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series.

    Federal income tax consequences and other special considerations applicable to any debt securities issued by Lehman Brothers Holdings at a discount will be described in the applicable prospectus supplement.

    Because Lehman Brothers Holdings is a holding company, the claims of creditors of Lehman Brothers Holdings' subsidiaries will have a priority over Lehman Brothers Holdings' equity rights and the rights of Lehman Brothers Holdings' creditors, including the holders of debt securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

    The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

    - the title of the debt securities,

    - whether the debt securities will be senior or subordinated debt,

    - the total principal amount of the debt securities,

    - the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price,

    - the maturity date or dates,

    - the interest rate or the method of computing the interest rate,

    - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates,

    - if other than in United States dollars, the currency or currency unit in which payment will be made,

    - any provisions for the payment of additional amounts for taxes,

    - the denominations in which the currency or currency unit of any debt securities will be issuable if other than denominations of $1,000 and any integral multiple thereof,

    - the location where payments on the debt securities will be made,

    - the terms and conditions on which the debt securities may be redeemed at the option of Lehman Brothers Holdings,

    - any obligation of Lehman Brothers Holdings to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment,

    - any provisions for the discharge of Lehman Brothers Holdings' obligations relating to the debt securities by deposit of funds or United States government obligations,

    - whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates,

    - any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities, and

    - any other specific terms of the debt securities.

    The terms on which a series of debt securities may be convertible into or exchangeable for other securities of Lehman Brothers Holdings will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Lehman Brothers Holdings. The terms may include provisions pursuant to which the number of other securities of Lehman Brothers Holdings to be received by the holders of such series of debt securities may be adjusted.

    The debt securities will be issued only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under "Book-Entry Procedures and Settlement." Unless otherwise provided in the accompanying prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $1,000 and whole multiples of $1,000. The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

    The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office of the relevant trustee in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but Lehman Brothers Holdings may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer (Section 305).

PAYMENT AND PAYING AGENTS

    Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office of the relevant trustee in New York City. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the relevant trustee in New York City, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement (Sections 307 and 1002).

SENIOR DEBT

    The senior debt securities will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of Lehman Brothers Holdings except subordinated debt.

SUBORDINATED DEBT

    The subordinated debt securities will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "senior debt" (as defined below) of Lehman Brothers Holdings.

    If Lehman Brothers Holdings defaults in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Lehman Brothers Holdings cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

    If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Lehman Brothers Holdings, its creditors or its property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

    Furthermore, if Lehman Brothers Holdings defaults in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all senior debt will first be entitled to receive payment in full in cash before holders of such debt can receive any payments.

    "Senior debt" means:

    (1) the principal, premium, if any, and interest in respect of (A) indebtedness of Lehman Brothers Holdings for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Lehman Brothers Holdings, including the senior debt securities,

    (2) all capitalized lease obligations of Lehman Brothers Holdings,

    (3) all obligations of Lehman Brothers Holdings representing the deferred purchase price of property, and

    (4) all deferrals, renewals, extensions and refundings of obligations of the type referred to in clauses (1) through (3),

but senior debt does not include:

    (a) subordinated debt securities,

    (b) any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities,

    (c) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables, and

    (d) indebtedness that is subordinated to an obligation of Lehman Brothers Holdings of the type specified in clauses (1) through (4) above (Subordinated Debt Indenture, Section 1401).

    The effect of clause (d) is that Lehman Brothers Holdings may not issue, assume or guarantee any indebtedness for money borrowed which is junior to the senior debt securities and senior to the subordinated debt securities.

COVENANTS

    LIMITATIONS ON LIENS. The indentures provide that Lehman Brothers Holdings will not, and will not permit any designated subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of common stock of any designated subsidiary, without providing that each series of debt securities and, at Lehman Brothers Holdings' option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness (Section 1005).

    "Designated subsidiary" means any subsidiary of Lehman Brothers Holdings, the consolidated net worth of which represents at least 5% of the consolidated net worth of Lehman Brothers Holdings. As of February 28, 1999, the designated subsidiaries were Global Thai Property Fund, Lehman Brothers Inc., Lehman Brothers Holdings Plc, Lehman Brothers (International) Europe, Lehman Brothers Japan Inc., Lehman Brothers U.K. Holdings (Delaware) Inc., Lehman Brothers UK Holdings Ltd., Lehman Commercial Paper Inc., Lehman Re Ltd. and Structured Asset Securities Corp. (Section 101).

    LIMITATIONS ON MERGERS AND SALES OF ASSETS. The indentures provide that Lehman Brothers Holdings will not merge or consolidate or transfer or lease all or substantially all its assets, and another person may not transfer or lease all or substantially all of its assets to Lehman Brothers Holdings unless:

    - either (1) Lehman Brothers Holdings is the continuing corporation, or (2) the successor corporation, if other than Lehman Brothers Holdings, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture, and

    - immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Section 801).

    Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

MODIFICATION OF THE INDENTURES

    Under the indentures, Lehman Brothers Holdings and the relevant trustee can enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of debt securities (Section 901).

    Lehman Brothers Holdings and the trustee may, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

    No such modification may, without the consent of the holder of each security so affected:

    - extend the fixed maturity of any such securities,

    - reduce the rate or change the time of payment of interest on such securities,

    - reduce the principal amount of such securities or the premium, if any, on such securities,

    - change any obligation of Lehman Brothers Holdings to pay additional amounts,

    - reduce the amount of the principal payable on acceleration of any securities issued originally at a discount,

    - adversely affect the right of repayment or repurchase at the option of the holder,

    - reduce or postpone any sinking fund or similar provision,

    - change the currency or currency unit in which any such securities are payable or the right of selection thereof,

    - impair the right to sue for the enforcement of any such payment on or after the maturity of such securities,

    - reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such holders, or

    - change any obligation of Lehman Brothers Holdings to maintain an office or agency (Section 902).

DEFAULTS

    Each indenture provides that events of default regarding any series of debt securities will be:

    - failure to pay required interest on any debt security of such series for 30 days,

    - failure to pay principal or premium, if any, on any debt security of such series when due,

    - failure to make any required scheduled installment payment for 30 days on debt securities of such series,

    - failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series, and

    - certain events of bankruptcy or insolvency, whether voluntary or not (Section 501).

    If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. Lehman Brothers Holdings is required to file annually with the trustee a statement of an officer as to the fulfillment by Lehman Brothers Holdings of its obligations under the indenture during the preceding year (Section 1006).

    No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

    Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series (Sections 502 and 512). The trustee generally will not be requested, ordered or directed by any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity (Section 603).

    If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (Section 506).

    Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder's debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Sections 502, 507 and 603).

DEFEASANCE

    Except as may otherwise be set forth in an accompanying prospectus supplement, after Lehman Brothers Holdings has deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, then:

    - if the terms of the debt securities so provide, Lehman Brothers Holdings will be deemed to have paid and satisfied its obligations on all outstanding debt securities of such series, which is known as "defeasance and discharge" (Section 401), or

    - Lehman Brothers Holdings will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such debt securities, relating to the debt securities of such series, which is known as "covenant defeasance" (Section 1009).

    When there is a defeasance and discharge, (1) the applicable indenture will no longer govern the debt securities of such series, (2) Lehman Brothers Holdings will no longer be liable for payment and (3) the holders of such debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Lehman Brothers Holdings will continue to be obligated to make payments when due if the deposited funds are not sufficient.

    For a discussion of the principal United States federal income tax consequences of covenant defeasance and defeasance and discharge, see "United States Federal Income Tax Consequences--Tax Consequences of Defeasance" below.

CONCERNING THE TRUSTEES

    Lehman Brothers Holdings has had and may continue to have banking relationships with the trustees in the ordinary course of business.

                   DESCRIPTION OF OUTSTANDING PREFERRED STOCK

    As of the date of this prospectus, Lehman Brothers Holdings' authorized capital stock includes 38 million shares of preferred stock. The following briefly summarizes the material terms of Lehman Brothers Holdings' outstanding preferred stock. You should read the more detailed provisions of Lehman Brothers Holdings' certificate of incorporation or the certificate of designation relating to a series of preferred stock for provisions that may be important to you.

    The general terms of Lehman Brothers Holdings' preferred stock are described below under "Description of Offered Preferred Stock."

    As of February 28, 1999, Lehman Brothers Holdings had outstanding the following series of preferred stock with the following terms:

                                                                                   DATE NEXT
                                                                                  REDEEMABLE
                                           NUMBER OF                 REDEMPTION    BY LEHMAN     GENERAL
                                             SHARES     DIVIDENDS    PRICE PER     BROTHERS      VOTING
TITLE OF SERIES                           OUTSTANDING    PER YEAR      SHARE       HOLDINGS      RIGHTS
----------------------------------------  ------------  ----------  ------------  -----------  -----------
Redeemable Voting Preferred Stock.......        1,000     Variable(2)  $     1.00   Variable(3)        Yes(5)
Cumulative Convertible Voting Preferred
  Stock, Series A.......................        2,300(1)    $ 1.955  $    39.10     Variable(4)        Yes(5)
Cumulative Convertible Voting Preferred
  Stock, Series B.......................    9,161,384(1)    $ 1.955  $    39.10     Variable(4)        Yes(5)
5.94% Cumulative Preferred Stock, Series
  C.....................................      500,000      $ 29.70   $   500.00     05/31/08           No
5.67% Cumulative Preferred Stock, Series
  D.....................................       40,000      $283.50   $ 5,000.00     08/31/08           No

    Where the above table indicates that the holders of the preferred stock have no general voting rights, this means that they do not vote on matters submitted to a vote of the common stockholders. However, the holders of this preferred stock do have other special voting rights (1) that are required by law, (2) that apply if there is a default in paying dividends for the equivalent of six calendar quarters, and (3) when Lehman Brothers Holdings wants to create any class of stock having a preference as to dividends or distributions of assets over such series or alter or change the provisions of the certificate of incorporation so as to adversely affect the powers, preferences or rights of the holders of such series. Some or all of these special voting rights apply to each series of preferred stock listed above. In the event of a default in paying dividends for the equivalent of six calendar quarters, the holders of the Redeemable Voting Preferred Stock, the 5.94% Cumulative Preferred Stock, Series C, and the 5.67% Cumulative Preferred Stock, Series D have the right collectively to elect two additional directors to Lehman Brothers Holdings' board of directors until such dividends are paid.

------------------------

(1) Each share of Cumulative Convertible Voting Preferred Stock, Series A and B, is convertible at the holder's option into 0.3178313 of a share of common stock, subject to anti-dilution adjustment.

(2) The holders of the Redeemable Voting Preferred Stock (as of the date of this prospectus, The American Express Company and Nippon Life Insurance Company) are entitled to 50% of the amount by which Lehman Brothers Holdings' net income for a fiscal year exceeds $400 million, to a maximum of $50 million per year (prorated for the final dividend period, which runs from December 1, 2001 to May 31, 2002).

(3) Redemption is mandatory on May 31, 2002. The holders also have the right to require Lehman Brothers Holdings to redeem the Redeemable Voting Preferred Stock if a Designated Event (as defined in Lehman Brothers Holdings' certificate of incorporation) occurs, for an aggregate redemption payment of $150 million if such event occurs prior to November 30, 1999, declining $50 million per year thereafter.

(4) Redeemable at any time that there is a public market for Lehman Brothers Holdings' common stock and the average market price per share thereof exceeds the conversion price (at the date of this prospectus) of $123.0212380.

(5) Holders of shares of Redeemable Voting Preferred Stock are entitled to 1,059 votes per share, and holders of shares of Cumulative Convertible Voting Preferred Stock, Series A and B, are entitled to the number of votes per share equal to the quotient obtained by dividing $39.10 by the conversion price (at the date of this prospectus) of $123.0212380, when voting as a class with the common stock, subject to anti-dilution adjustment. American Express has agreed that as long as it holds Redeemable Voting Preferred Stock, it will vote it in the same proportion as the common stock holders on matters voted on generally.

                     DESCRIPTION OF OFFERED PREFERRED STOCK

    The following briefly summarizes the material terms of Lehman Brothers Holdings' preferred stock, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by Lehman Brothers Holdings which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of Lehman Brothers Holdings' restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The certificate of designation relating to the particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. For a description of Lehman Brothers Holdings' outstanding preferred stock, see "Description of Outstanding Preferred Stock."

GENERAL

    Under Lehman Brothers Holdings' certificate of incorporation, the board of directors of Lehman Brothers Holdings is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

    - the number of shares to be included in the series,

    - the designation, powers, preferences and rights of the shares of the series, and

    - the qualifications, limitations or restrictions of such series, except as otherwise stated in the certificate of incorporation.

    Prior to the issuance of any series of preferred stock, the board of directors of Lehman Brothers Holdings will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the certificate of incorporation. The term "board of directors of Lehman Brothers Holdings" includes any duly authorized committee.

    The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Lehman Brothers Holdings and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Lehman Brothers Holdings may have the effect of rendering more difficult or discouraging an acquisition of Lehman Brothers Holdings deemed undesirable by the board of directors of Lehman Brothers Holdings.

    The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Lehman Brothers Holdings.

    The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

RANK

    Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

DIVIDENDS

    Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by the board of directors of Lehman Brothers Holdings out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Lehman Brothers Holdings or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

    Lehman Brothers Holdings may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

    - all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis, or

    - the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

    Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

    Similarly, Lehman Brothers Holdings may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Lehman Brothers Holdings ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

    - all prior dividend periods if the preferred stock pays dividends on a cumulative basis, or

    - the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

CONVERSION AND EXCHANGE

    The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of Lehman Brothers Holdings' common stock.

REDEMPTION

    If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Lehman Brothers Holdings or the holder thereof and may be mandatorily redeemed.

    Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

    Unless Lehman Brothers Holdings defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of Lehman Brothers Holdings, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

    If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Lehman Brothers Holdings on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Lehman Brothers Holdings after they have received their full liquidation preference.

VOTING RIGHTS

    The holders of shares of preferred stock will have no voting rights, except:

    - as otherwise stated in the prospectus supplement,

    - as otherwise stated in the certificate of designation establishing such series, or

    - as required by applicable law.

                        DESCRIPTION OF DEPOSITARY SHARES

    The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by Lehman Brothers Holdings and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

GENERAL

    Lehman Brothers Holdings may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Lehman Brothers Holdings will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

    The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Lehman Brothers Holdings and a bank or trust company selected by Lehman Brothers Holdings having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

    The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

    The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of Lehman Brothers Holdings, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF PREFERRED STOCK

    If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

    Whenever Lehman Brothers Holdings redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

VOTING DEPOSITED PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

    Lehman Brothers Holdings will agree to take all actions that the preferred stock depositary determines as necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Lehman Brothers Holdings and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

    - all outstanding depositary shares have been redeemed, or

    - a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Lehman Brothers Holdings.

CHARGES OF PREFERRED STOCK DEPOSITARY; TAXES AND OTHER GOVERNMENTAL CHARGES

    Lehman Brothers Holdings will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Lehman Brothers Holdings also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The preferred stock depositary may resign at any time by delivering to Lehman Brothers Holdings notice of its intent to do so, and Lehman Brothers Holdings may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The preferred stock depositary will forward all reports and communications from Lehman Brothers Holdings which are delivered to the preferred stock depositary and which Lehman Brothers Holdings is required to furnish to the holders of the deposited preferred stock.

    Neither the preferred stock depositary nor Lehman Brothers Holdings will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Lehman Brothers Holdings and the preferred stock depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Lehman Brothers Holdings and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

    Most debt securities will be book-entry securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

    Purchasers of securities may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary--banks, brokerage houses and other institutions that maintain securities accounts for customers--that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

    The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

    A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

    - DTC is unwilling or unable to continue as depositary for such global security and Lehman Brothers Holdings does not appoint a qualified replacement for DTC within 90 days, or

    - Lehman Brothers Holdings in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

    Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

    In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

    DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

    DTC's management is aware that some computer applications, systems, and the like for processing dates that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    Lehman Brothers Holdings will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    DTC may discontinue providing its services as securities depositary at any time by giving reasonable notice. Under such circumstances, in the event that a successor securities depositary is not obtained, securities certificates are required to be printed and delivered. Additionally, Lehman Brothers Holdings may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the preferred securities. In that event, certificates for the securities will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Lehman Brothers Holdings believes to be reliable, but Lehman Brothers Holdings does not take responsibility for the accuracy thereof.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Simpson Thacher & Bartlett, our special United States tax counsel, the following discussion is an accurate summary of the material United States federal income tax consequences of the purchase, ownership and disposition of debt securities as of the date hereof. Except where noted, this summary deals only with debt securities held as capital assets by United States holders and does not deal with special situations. For example, this summary does not address:

    - tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities or life insurance companies,

    - tax consequences to persons holding debt securities as part of a hedging, integrated, constructive sale or conversion transaction or a straddle,

    - tax consequences to holders of debt securities whose "functional currency" is not the U.S. dollar,

    - alternative minimum tax consequences, if any, or

    - any state, local or foreign tax consequences.

    The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date of this hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. We will summarize any special United States federal tax considerations relevant to a particular issue of the debt securities in the applicable prospectus supplement. We will also summarize certain federal income tax consequences, if any, applicable to any offering of preferred stock or depositary shares in the applicable prospectus supplement.

    IF YOU ARE CONSIDERING THE PURCHASE OF DEBT SECURITIES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES TO YOU AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

CONSEQUENCES TO UNITED STATES HOLDERS

    The following is a summary of certain United States federal tax consequences that will apply to you if you are a United States holder of debt securities.

    Certain consequences to "non-United States holders" of debt securities are described under "--Non-United States Holders" below.

    "United States holder" means a beneficial owner of a debt security that is:

    - a citizen or resident of the United States,

    - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States,

    - an estate the income of which is subject to United States federal income taxation regardless of its source, or

    - a trust that (x) is subject to the supervision of a court within the United States and the control of one or more United States persons or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

    PAYMENTS OF INTEREST

    Except as set forth below, interest on a debt security will generally be taxable to you as ordinary income from domestic sources at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

    ORIGINAL ISSUE DISCOUNT

    If you own debt securities issued with original issue discount ("OID"), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute qualified stated interest, as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be an original issue discount debt security.

    A debt security with an issue price that is less than the "stated redemption price at maturity" (the sum of all payments to be made on the debt security other than "qualified stated interest") generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

    - it is payable at least once per year,

    - it is payable over the entire term of the debt security, and

    - it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

    We will give you notice in the applicable prospectus supplement when we determine that a particular debt security will bear interest that is not qualified stated interest.

    If you own a debt security issued with "DE MINIMIS" OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the DE MINIMIS OID in income at the time payments, other than qualified stated interest, on the debt securities are made in proportion to the amount paid. Any amount of DE MINIMIS OID that you have included in income will be treated as capital gain.

    Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. Original issue discount debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of original issue discount debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

    If you own original issue discount debt securities with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the "constant yield method" described in the following paragraph. This method takes into account the compounding of interest. The accruals of OID on an original issue discount debt security will generally be less in the early years and more in the later years.

    The amount of OID that you must include in income if you are the initial United States holder of an original issue discount debt security is the sum of the "daily portions" of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an original issue discount debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

    - the debt security's adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

    - the aggregate of all qualified stated interest allocable to the accrual period.

    OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the debt security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by persons other than corporations and other exempt holders.

    Floating rate debt securities are subject to special OID rules. In the case of an original issue discount debt security that is a floating rate debt security, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if:

    - the interest on a floating rate debt security is based on more than one interest index, or

    - the principal amount of the debt security is indexed in any manner.

    This discussion does not address the tax rules applicable to debt securities with an indexed principal amount. If you are considering the purchase of floating rate original issue discount debt securities or securities with indexed principal amounts, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors regarding the United States federal income tax consequences to you of holding and disposing of those debt securities.

    You may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, DE MINIMIS OID, market discount, DE MINIMIS market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the Internal Revenue Service. You should consult with your own tax advisors about this election.

    SHORT-TERM DEBT SECURITIES

    In the case of debt securities having a term of one year or less, all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term debt security, unless you elect to compute this discount using tax basis instead of issue price. In general, individual and certain other cash method United States holders of short-term debt securities are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received. United States holders that report income for United States federal income tax purposes on the accrual method and certain other United States holders are required to accrue discount on short-term debt securities (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term debt security will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term debt securities.

    MARKET DISCOUNT

    If you purchase a debt security, other than an original issue discount debt security, for an amount that is less than its stated redemption price at maturity, or, in the case of an original issue discount debt security, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified DE MINIMIS amount. Under the market discount rules, you will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt security at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt security.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

    ACQUISITION PREMIUM, AMORTIZABLE BOND PREMIUM

    If you purchase an original issue discount debt security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that debt security at an "acquisition premium." Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the debt security for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

    If you purchase a debt security (including an original issue discount debt security) for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security at a "premium" and, if it is an original issue discount debt security, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

    SALE, EXCHANGE AND RETIREMENT OF DEBT SECURITIES

    Your tax basis in a debt security will, in general, be your cost for that debt security, increased by OID, market discount or any discount with respect to a short-term debt security that you previously included in income, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a debt security, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued qualified stated interest that you did not previously include in income, which will be taxable as such) and the adjusted tax basis of the debt security. Except as described above with respect to certain short-term debt securities or with respect to market discounts, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

    TAX CONSEQUENCES OF DEFEASANCE

    We may discharge our obligations under the debt securities as more fully described under "Description of Debt Securities--Defeasance" above. Such a discharge would generally for United States federal income tax purposes constitute the retirement of the debt securities and the issuance of new obligations. As a result, you would realize gain or loss (if any) on this exchange, which would be recognized subject to certain possible exceptions.

    Even though federal income tax on the deemed exchange may be imposed on you, you would not receive any cash until the maturity or an earlier redemption of the debt securities, except for any current interest payments.

    Any gain realized would generally not be taxable to Non-United States holders under the circumstances outlined below. Furthermore, following discharge, the debt securities might be subject to withholding, backup withholding and/or information reporting and might be issued with OID.

    Under current federal income tax law, a covenant defeasance would not be treated as a taxable exchange of the debt securities. You should consult your own tax advisor as to the tax consequences of a defeasance and discharge and a covenant defeasance, including the applicability and effect of tax laws other than the federal income tax law.

    EXTENDIBLE DEBT SECURITIES, RENEWABLE DEBT SECURITIES AND RESET DEBT
     SECURITIES

    If so specified in an applicable prospectus supplement relating to a debt security, we may have the option to extend the maturity of a debt security. In addition, we may have the option to reset the interest rate, the spread or the spread multiplier.

    The United States federal income tax treatment of a debt security with respect to which such an option has been exercised is unclear and will depend, in part, on the terms established for such debt securities by us pursuant to the exercise of the option. You may be treated for federal income tax purposes as having exchanged your debt securities for new debt securities with revised terms. If this is the case, you would realize gain or loss equal to the difference between the issue price of the new debt securities and your tax basis in the old debt securities, and the other consequences described above under "Tax Consequences of Defeasance" would also apply.

    If the exercise of the option is not treated as an exchange of old debt securities for new debt securities, you will not recognize gain or loss as a result of such exchange.

    ORIGINAL ISSUE DISCOUNT. The presence of such options may also affect the calculation of OID, among other things. Solely for purposes of the accrual of OID, if we issue a debt security and have an option or combination of options to extend the term of the debt security, we will be presumed to exercise such option or options in a manner that minimizes the yield on the debt security. Conversely, if you are treated as having a put option, such an option will be presumed to be exercised in a manner that maximizes the yield on the debt security. If we exercise such option or options to extend the term of the debt security, or your option to put does not occur (contrary to the assumptions made), then solely for purposes of the accrual of OID, the debt security will be treated as reissued on the date of the change in circumstances for an amount equal to its adjusted issue price on the date.

    You should carefully examine the applicable prospectus supplement and should consult your own tax advisor regarding the United States federal income tax consequences of the holding and disposition of such debt securities.

    FOREIGN CURRENCY DEBT SECURITIES

    PAYMENTS OF INTEREST. If you receive interest payments made in a foreign currency and you use the cash basis method of accounting, you will be required to include in income the U.S. dollar value of the amount received, determined by translating the foreign currency received at the "spot rate" for such foreign currency on the date such payment is received regardless of whether the payment is in fact converted into U.S. dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment.

    If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the spot rate on:

    - the last day of the accrual period,

    - the last day of the taxable year if the accrual period straddles your taxable year, or

    - on the date the interest payment is received if such date is within five days of the end of the accrual period.

    Upon receipt of an interest payment on such debt security, you will recognize ordinary gain or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating the foreign currency received at the "spot rate" for such foreign currency on the date such payment is received) and the U.S. dollar value of the interest income you previously included in income with respect to such payment.

    ORIGINAL ISSUE DISCOUNT. OID on a debt security that is also a foreign currency debt security will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars, in the same manner as interest income accrued by a holder on the accrual basis, as described above. You will recognize exchange gain or loss when OID is paid to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating the foreign currency received at the "spot rate" for such foreign currency on the date such payment is received). For these purposes, all receipts on a debt security will be viewed:

    - first, as the receipt of any stated interest payments called for under the terms of the debt security,

    - second, as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first, and

    - third, as the receipt of principal.

    MARKET DISCOUNT AND BOND PREMIUM. The amount of market discount on foreign currency debt securities includible in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the foreign currency debt security is retired or otherwise disposed of. If you have elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. You will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

    Bond premium on a foreign currency debt security will be computed in the applicable foreign currency. If you have elected to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, exchange gain or loss, which is generally ordinary gain or loss, will be realized based on the difference between spot rates at such time and the time of acquisition of the foreign currency debt security.

    If you elect not to amortize bond premium, you must translate the bond premium computed in the foreign currency into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

    SALE, EXCHANGE OR RETIREMENT. Your tax basis in a foreign currency debt security will be the U.S. dollar value of the foreign currency amount paid for such foreign currency debt security determined at the time of your purchase. If you purchased the foreign currency debt security with previously owned foreign currency, you will recognize exchange gain or loss at the time of the purchase attributable to the difference at the time of purchase, if any, between your tax basis in the foreign currency and the fair market value of the debt security in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

    For purposes of determining the amount of any gain or loss you recognize on the sale, exchange retirement or other disposition of a foreign currency debt security, the amount realized on such sale, exchange, retirement or other disposition will be the U.S. dollar value of the amount realized in foreign currency (other than amounts attributable to accrued but unpaid interest not previously included in your income), determined at the time of the sale, exchange, retirement or other disposition.

    You may also recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange, retirement or other disposition) of a foreign currency debt security. Such gain or loss will be treated as ordinary income or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a foreign currency debt security.

    Under proposed Treasury Regulations issued on March 17, 1992, if a foreign currency debt security is denominated in one of certain hyperinflationary currencies, generally:

    - exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) the debt security was held, and

    - such exchange gain or loss would be treated as an addition or offset, respectively, to the accrued interest income on, and an adjustment to the holder's tax basis in, the foreign currency debt security.

    Your tax basis in foreign currency received as interest on (or OID with respect to), or received on the sale, exchange, retirement or other disposition of, a foreign currency debt security will be the U.S. dollar value thereof at the spot rate at the time you receive such foreign currency. Any gain or loss recognized by you on a sale, exchange or other disposition of foreign currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

    DUAL CURRENCY DEBT SECURITIES. If so specified in an applicable prospectus supplement relating to a foreign currency debt security, we may have the option to make all payments of principal and interest scheduled after the exercise of such option in a currency other than the specified currency. The United States federal income tax treatment of dual currency debt securities is uncertain. Treasury Regulations currently in effect do not address the tax treatment of dual currency debt securities.

    Under the approach of proposed Treasury Regulations issued on March 17, 1992, a dual currency debt security would be bifurcated into two hypothetical instruments:

    - a zero coupon bond denominated in the currency of the stated redemption price at maturity, and

    - an installment obligation denominated in the currency of the qualified stated interest payments.

    The proposed Treasury regulations are effective only for debt securities issued or transactions occurring after final regulations are published. If you are considering purchasing dual currency debt securities, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such debt securities.

    If we exercise such an option, you may be considered to have exchanged your debt security denominated in the specified currency for a debt security denominated in the optional payment currency. If the exercise is treated as a taxable exchange, you will recognize gain or loss if any, equal to the difference between your basis in the debt security denominated in the specified currency and the value of the debt security denominated in the optional payment currency. If the exercise of the option is not treated as an exchange, you will not recognize gain or loss and your basis in the debt security will be unchanged.

    CONTINGENT PAYMENT DEBT SECURITIES

    The OID Regulations contain special rules for determining the timing and amount of OID to be accrued with respect to certain debt securities providing for one or more contingent payments. Under these rules, you will accrue OID each year based on the "comparable yield" of the debt securities. The comparable yield of the debt securities will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the debt securities.

    We are required to provide the comparable yield to you and, solely for tax purposes, are also required to provide a projected payment schedule that includes the actual interest payments on the debt securities and estimates the amount and timing of contingent payments on the debt securities. We will give notice in the applicable prospectus supplement when we determine that a particular debt security will be treated as contingent debt.

    The amount of OID on a contingent payment debt security for each accrual period is determined by multiplying the comparable yield of the contingent payment debt security (adjusted for the length of the accrual period) by the debt security's adjusted issue price at the beginning of the accrual period (determined in accordance with the rules set forth in the OID Regulations relating to contingent payment debt instruments). The amount of OID so determined will then be allocated on a ratable basis to each day in the accrual period that you hold the contingent payment debt security.

    If the actual payments made on the contingent payment debt securities in a taxable year differ from the projected contingent payments, adjustments will be made for such differences. A positive adjustment, for the amount by which an actual payment exceeds a projected contingent payment, will be treated as additional interest. A negative adjustment will:

    - first, reduce the amount of interest required to be accrued in the current year,

    - second, any negative adjustments that exceed the amount of interest accrued in the current year will be treated as ordinary loss to the extent that your total interest inclusions exceed the total amount of net negative adjustments treated as ordinary loss in prior taxable years, and

    - third, any excess negative adjustments will be carried forward to offset future income or amount realized on disposition.

    Gain on the sale, exchange or retirement of a contingent payment debt security generally will be treated as ordinary income. Loss from the disposition of a contingent payment debt security will be treated as ordinary loss to the extent your prior net interest inclusions (reduced by the total net negative adjustments previously allowed as an ordinary loss). Any loss in excess of such amount will be treated as capital loss.

    You are generally bound by the comparable yield and projected payment schedule provided by us. However, if you believe that our projected payment schedule is unreasonable, you may set your own projected payment schedule so long as you explicitly disclose the use of such schedule and the reason therefor. Unless otherwise prescribed by the Commissioner of the IRS, such disclosure must be made in a statement attached to your timely filed federal income tax return for the taxable year in which the debt security is acquired.

    For special treatment of foreign currency debt securities or dual currency debt securities that are also contingent payment debt securities, see the applicable prospectus supplement.

    The rules regarding contingent payment debt securities are complex. If you are considering the purchase of debt securities providing for one or more contingent payments, you should carefully examine the applicable prospectus supplement and consult your own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such debt securities.

CONSEQUENCES TO NON-UNITED STATES HOLDERS

    The following is a summary of certain United States federal income tax consequences that will apply to you if you are a non-United States holder of debt securities.

    UNITED STATES FEDERAL WITHHOLDING TAX

    The 30% United States federal withholding tax will not apply to any payment of principal or interest, including OID, on debt securities provided that:

    - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and United States Treasury Regulations,

    - you are not a controlled foreign corporation that is related to us through stock ownership,

    - you are not a bank whose receipt of interest on the debt securities is described in section 881(c)(3)(A) of the Code, and

    - either (a) you provide your name and address on an IRS Form W-8, and certify, under penalty of perjury, that you are not a United States person or (b) a financial institution holding the debt securities on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8 from you as the beneficial owner and provides us with a copy.

    If you cannot satisfy the requirements described above, payments of premium, if any, and interest, including OID, made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed

    - IRS Form 1001 claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or

    - IRS Form 4224 stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

    Except as discussed below, the 30% United States federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, retirement or other disposition of debt securities.

    UNITED STATES FEDERAL ESTATE TAX

    Your estate will not be subject to United States federal estate tax on debt securities beneficially owned by you at the time of your death, provided that
(1) you do not own 10% or more of the total combined voting power of all classes of our voting stock, within the meaning of the Code and United States Treasury Regulations, and (2) interest on those debt securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

    UNITED STATES FEDERAL INCOME TAX

    If you are engaged in a trade or business in the United States and premium, if any, or interest, including OID, on the debt securities is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest and OID on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments. For this purpose, any premium and interest, including OID, on debt securities will be included in your earnings and profits.

    You will generally not be subject to United States federal income tax on the disposition of a debt security unless:

    - the gain is effectively connected with your conduct of a trade or business in the United States, or

    - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    UNITED STATES HOLDERS

    In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on debt securities and to the proceeds of sale of a debt security made to you (unless you are an exempt recipient such as a corporation). A 31% backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income.

    NON-UNITED STATES HOLDERS

    In general, you will not be required to provide information reporting and backup withholding regarding payments that we make to you provided that we do not have actual knowledge that you are a United States person and we have received from you the statement described above under "United States Federal Withholding Tax."

    In addition, you will not be required to pay backup withholding and provide information reporting regarding the proceeds of the sale of a debt security made within the United States or conducted through certain United States related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a United States person or you otherwise establish an exemption.

    Final United States Treasury regulations generally modify the information reporting and backup withholding rules applicable to certain payments made after December 31, 1999. In general, the new United States Treasury Regulations would not significantly alter the present rules discussed above, except in certain special situations.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

PREFERRED STOCK AND DEPOSITARY SHARES

    If you are considering the purchase of preferred stock or depositary shares, you should carefully examine the applicable prospectus supplement regarding the United States federal income tax consequences of the holding and disposition of such preferred stock or depositary shares.

                              PLAN OF DISTRIBUTION

    Lehman Brothers Holdings may offer the offered securities in one or more of the following ways from time to time:

    - to or through underwriters or dealers,

    - by itself directly,

    - through agents, or

    - through a combination of any of these methods of sale.

    Any such underwriters, dealers or agents may include Lehman Brothers Inc.

    The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

    - the name or names of any underwriters, dealers or agents,

    - the purchase price of the offered securities and the proceeds to Lehman Brothers Holdings from such sale,

    - any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation,

    - the initial public offering price,

    - any discounts or concessions to be allowed or reallowed or paid to dealers, and

    - any securities exchanges on which such offered securities may be listed.

    Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

    In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

    - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

    - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

    - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

    These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

    If dealers are utilized in the sale of offered securities, Lehman Brothers Holdings will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

    Offered securities may be sold directly by Lehman Brothers Holdings to one or more institutional purchasers, or through agents designated by Lehman Brothers Holdings from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Lehman Brothers Holdings to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the applicable prospectus supplement, Lehman Brothers Holdings will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Lehman Brothers Holdings at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

    Lehman Brothers Inc., the broker-dealer subsidiary of Lehman Brothers Holdings, is a member of the National Association of Securities Dealers, Inc. and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Lehman Brothers Inc. participates will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the NASD. Furthermore, any underwriters offering the offered securities will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

    This prospectus together with any applicable prospectus supplement may also be used by Lehman Brothers Inc. in connection with offers and sales of the offered securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Lehman Brothers Inc. may act as principal or agent in such transactions. Lehman Brothers Inc. has no obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

    Underwriters, dealers and agents may be entitled, under agreements with Lehman Brothers Holdings, to indemnification by Lehman Brothers Holdings relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Lehman Brothers Holdings and affiliates of Lehman Brothers Holdings in the ordinary course of business.

    Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

                              ERISA CONSIDERATIONS

    Lehman Brothers Holdings has subsidiaries, including Lehman Brothers Inc., that provide services to many employee benefit plans. Lehman Brothers Holdings and any direct or indirect subsidiary of Lehman Brothers Holdings may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986, relating to many employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan relating to which Lehman Brothers Holdings or any direct or indirect subsidiary of Lehman Brothers Holdings is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.

                                 LEGAL MATTERS

    Karen M. Muller, Esq., Deputy General Counsel of Lehman Brothers Holdings, or other counsel identified in the applicable prospectus supplement, will act as legal counsel to Lehman Brothers Holdings. Ms. Muller beneficially owns, or has rights to acquire under Lehman Brothers Holdings' employee benefit plans, an aggregate of less than 1% of Lehman Brothers Holdings' common stock. Simpson Thacher & Bartlett, New York, New York, or other counsel identified in the applicable prospectus supplement, will act as legal counsel to the underwriters. Simpson Thacher & Bartlett has from time to time acted as counsel for Lehman Brothers Holdings and its subsidiaries and may do so in the future.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings Inc. as of November 30, 1998 and 1997, and for each of the years in the three-year period ended November 30, 1998, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and such report are incorporated by reference in Lehman Brothers Holdings' annual report on Form 10-K for the year ended November 30, 1998, and incorporated by reference in this prospectus. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus in reliance upon such report given on the authority of said firm as experts in accounting and auditing. To the extent that Ernst & Young LLP audits and reports on consolidated financial statements of Lehman Brothers Holdings issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report given on said authority.

                                $15,000,000,000
                         LEHMAN BROTHERS HOLDINGS INC.
                          MEDIUM-TERM NOTES, SERIES F
                 DUE NINE MONTHS OR MORE FROM THE DATE OF ISSUE

                                ----------------

                             PROSPECTUS SUPPLEMENT

                                 APRIL 30, 1999

                             (INCLUDING PROSPECTUS
                             DATED APRIL 30, 1999)

                             ---------------------

                                LEHMAN BROTHERS